This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer is not permitted.

PROSPECTUS

                                1,450,000 Shares

                               DIRECT INSITE CORP.
                                  Common Stock

     This  prospectus  relates  to the resale  shares of common  stock of Direct
Insite Corp. by certain of our securityholders, referred to as selling securityholders throughout this document. The selling securityholders are offering to sell up to 1,450,000 shares of our common stock. We will not receive any proceeds from the resale of shares by the selling securityholders, which include:

     o    up to 1,200,000 outstanding shares; and

     o up to 250,000 shares issuable upon the exercise of our common stock purchase warrants dated July 12, 2005.

     All of the shares being offered by this prospectus are being offered by the selling securityholders named in this prospectus. This offering is not being underwritten. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering. If the July 12, 2005 warrants are exercised so that the underlying shares may be sold, we will receive the initial exercise price of the warrants, which is $1.00 per share. There can be no assurance, however, that all or any of the warrants will be exercised. The selling securityholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the common stock or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We will pay all expenses of registering this offering of securities.

     The common stock is traded in the over-the-counter market and prices are quoted on the over-the-counter Bulletin Board under the symbol "DIRI.OB." On April 1, 2009 the closing price per share of our common stock was $0.99 Except under certain circumstances, the selling securityholders will sell the shares from time to time through independent brokerage firms in the over-the-counter market at prices prevailing at the time of sale.

INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATIONS MADE TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 12, 2009

                                Table of Contents




SUMMARY                                                                        3
RISK FACTORS                                                                   4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                              8
USE OF PROCEEDS                                                                8
SELLING SECURITYHOLDERS                                                        9
PLAN OF DISTRIBUTION                                                          10
LEGAL PROCEEDINGS                                                             12
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS                  12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                14
DESCRIPTION OF SECURITIES                                                     15
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
  LIABILITIES                                                                 17
DESCRIPTION OF BUSINESS                                                       17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS                                                                  23
DESCRIPTION OF PROPERTY                                                       29
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                      31
EXECUTIVE COMPENSATION                                                        32
EXPERTS                                                                       37
LEGAL MATTERS                                                                 38
WHERE YOU CAN FIND MORE INFORMATION                                           38








You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                     SUMMARY

     This summary highlights information contained elsewhere in the Iprospectus. You should read the entire prospectus carefully; especially the risks of investing in the securities discussed under "Risk Factors" and the financial statements and related notes included elsewhere in this prospectus before deciding to invest in our common stock.

Our Company

     Direct Insite Corp. was organized as a public company under the name Unique Ventures, Inc. under the laws of the State of Delaware on August 27, 1987. In August, 2000, we changed our name to Direct Insite Corp. Our principal executive offices are located at 80 Orville Drive, Bohemia, New York. Our telephone number is (631) 873-2900. Unless the context requires otherwise, all references to "we," "our," "us," "company," "registrant," "Direct Insite" or "management" refers to Direct Insite Corp. and its subsidiaries.

Our Current Business


     Direct Insite operates as a Software as a Service provider ("SaaS"), providing best practice financial supply chain automation and workflow efficiencies within the Procure-to-Pay (PTP) and Order-to-Cash (OTC) processes. The Company's global Electronic Invoice Presentment and Payment ("EIP&P") services automate manual business processes such as complex billing, invoice validation, invoice-to-order matching, consolidation, dispute handling, and payment processing.

     Through extensive automation for presenting, receiving, approving or paying invoices, Direct Insite is helping its customers reduce costs, resolve disputes, enhance cash flow efficiency, and improve customer satisfaction.

     Direct Insite is currently delivering invoicing services across the Americas, Europe, and Asia, including 62 countries, 15 languages and more than 30 currencies. Direct Insite processes more than $125 billion in invoice value annually on behalf of its clients. Direct Insite processes, distributes and hosts millions of invoices, purchase orders, and supporting attachment documents. Suppliers, customers, and internal departments, such as Finance and Accounting or Customer Service can easily access these critical business documents whenever they need them through Direct Insite's self-service portal.

Our largest customer, EDS an HP company ("EDS"), (formerly Electronic Data Systems Corporation), accounted for approximately 47% and 46% of revenue for the years ended December 31, 2008 and 2007, respectively. Electronic Data Systems Corporation was acquired by Hewlett- Packard Company ("HP") in 2008. IBM accounted for approximately 42% and 51% of our revenue for the years ended December 31, 2008 and 2007, respectively. The decrease in revenue from IBM is due to the decrease in service to IBM in Europe resulting from the discontinuance of one service they no longer required and a decrease in engineering services resulting from the completion of deploying the IOL service to all major geographic areas.


The Offering

     The selling securityholders may offer and sell up to 1,450,000 shares of common stock, an amount equal to 13.6 % of our currently outstanding common stock. For a list of selling securityholders and the amount of shares that each of them expects to sell, see "Selling Securityholders."

     The offering is made by the selling securityholders for their benefit. We will not receive any of the proceeds of their sale of common stock.

                                  RISK FACTORS


     You should carefully consider the factors described below and other information contained in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us that we currently deem immaterial, or are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," variations of such words, and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations, estimates and projections about our business and industry, our beliefs and certain assumptions made by our management. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties including economic, competitive, governmental, technological and other factors that may affect our business and prospects. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. In order to obtain the benefits of these "safe harbor" provisions for any such forward-looking statements, we wish to caution investors and prospective investors about the following significant factors, which, among others, have in some cases affected our actual results and are in the future likely to affect our actual results and could cause them to differ materially from those expressed in any such forward-looking statements. These factors include:


Current conditions in the global economy and the industries we serve may materially and adversely affect our business and results of operations.

     Our business and operating results may be affected by worldwide economic conditions. As a result, existing or potential customers may delay or cancel plans to purchase our services, and may not be able to fulfill their obligations to us in a timely fashion. If the global economic slowdown continues for a significant period, or there is significant further decline in the global economy, our results of operations, financial position and cash flows could be materially adversely affected.

Prior to the year 2006, our operations had not been profitable and we cannot represent that they will continue to be profitable in the future.

     For the years ended December 31, 2008, 2007 and 2006 we had net income of $4,181,000, $2,100,000 and $269,000, respectively. Prior to 2006, we had a long history of losses and we cannot represent that we will continue to be profitable.

We may not be able to obtain funds necessary for the ongoing operation of our business on terms which are acceptable to us.

     At December 31, 2008, we had working capital of $914,000 and at December 31, 2007 we had a working capital deficit of $1,613,000. In 2008 we had positive cash flow from operations of $1,923,000. Based on our current levels of operations and commitments, we believe we will need to continue to generate positive cash flows from operations in order to decrease our dependence on outside financing. If we do not generate sufficient cash flow from operations, adequate funds for us to operate our business on terms which we find acceptable, whether equity financing, debt financing or from other sources, may not be available as needed and may result in significant dilution to our existing security-holders. We have no additional bank or other credit facility or other readily available access to debt financing. If we are unable to secure additional funding when needed, we may be forced to decrease or eliminate certain current or expansion activities. Ultimately, our inability to obtain sufficient funds from operations or external sources would have a material adverse effect on our financial condition and viability.

The large number of shares available for future sale may adversely affect the market price of our stock.

     We have 10,686,739 shares of common stock outstanding as of March 31 2009, of which approximately 5,093,000 shares are freely tradable. We also have 2,220,713 shares issuable upon exercise of options and warrants. If all of our outstanding options and warrants were exercised, we would have 12,907,452 shares outstanding. The issuance of such a large number of shares could have a significant adverse effect on the market for, as well as the price of, our common stock. A decline in the market price also may make the terms of future financings using our common stock or using convertible debt more burdensome.

Our planned growth may cause a strain on our management and other resources.

     We are pursuing a business strategy that has involved and is expected to continue to involve significant growth over at least the next twelve months. We cannot guarantee that we will be able to achieve our planned growth. Accomplishing our objectives will depend upon a number of factors, including our ability to develop products internally with emphasis on the exploitation of our Invoices-on-Line products. We may also incur development, acquisition or expansion costs that represent a higher percentage of total revenues than larger or more established companies, which may adversely affect our results of operations.

We may not be able to compete favorably in the competitive information solutions industry.

     The market for our information solutions is intensely competitive. We face competition from a broad range of competitors, many of whom have greater financial, technical and marketing resources than us. We may not be able to compete effectively with such entities.

Our operations are dependent upon key management personnel.

     We believe that our continued success depends to a significant extent upon the efforts and abilities of our senior management. In particular, the loss of James Cannavino, our Chairman and Chief Executive Officer, or any of our other executive officers or senior managers, could have a material adverse effect on our business.


Internal control weakness

     The Company maintains disclosure controls and procedures designed to ensure that information required to be disclosed in the reports it files with the SEC is accumulated and communicated to management, as appropriate, to allow timely decisions regarding required disclosure, and such information is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of our disclosure controls and procedures as such term is defined by the rules established under the Securities Exchange Act of 1934.

     Based on our evaluation, we believe that these procedures were not effective as a result of limited resources and a limited segregation of duties in accounting and financial reporting. More specifically, the Company has a limited number of personnel in the finance and accounting area and therefore one person performs various accounting functions where a greater segregation of duties would permit checks and balances and reviews that would improve internal control. The Company has been aware of this material weakness since January 2004 at which time the staff of the accounting department was reduced. As a result the Chief Financial Officer devotes substantive time to reviewing the accounting records and financial reports and the Company expects that this will continue until financial resources permit engaging additional accounting staff. The Company has not determined at this time when such additional staff will be employed.

     If we fail to maintain proper and effective internal controls or are unable to remediate the material weakness in our internal controls, our ability to produce accurate and timely financial statements could be impaired and investors' perception that our internal controls are not adequate could have an adverse affect on our stock price.

Two customers account for a significant percentage of our revenue.

     We have two customers that accounted for approximately 89% and 97% of our revenue for the years ended December 31, 2008 and 2007, respectively. The loss of either of these customers would have a material adverse effect on our business, financial condition and results of operations.

Our success depends upon protecting our intellectual property.

     The computer software industry is characterized by extensive use of intellectual property protected by copyright, patent and trademark laws. While we believe that we do not infringe on the intellectual property rights of any third parties in conducting our business, any allegations of infringement, or disputes or litigations relating to infringement, could have a material adverse affect on our business, financial condition and results of operations. If we cannot prevent third parties from using our proprietary technology without our consent or without compensating us for the use of the technology, we believe that it could adversely affect our ability to compete. We cannot guarantee that our patents and copyrights will effectively protect us from any copying or emulation of our products in the future.

Our common stock is quoted on the OTC Bulletin Board, which may limit the liquidity and price of our securities more than if our securities were quoted or listed on the NASDAQ Stock Market or a national exchange.

     Our common stock is currently quoted and traded on the OTC Bulletin Board ("OTCBB"), a NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the NASDAQ Stock Market or national exchange. Quotation of our securities on the OTC Bulletin Board may limit the liquidity and price of our securities more than if our securities were quoted or listed on the NASDAQ Stock Market or a national exchange. Some investors may perceive our securities to be less attractive because they are traded in the over-the-counter market. Institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. These factors may have an adverse impact on the trading and price of our securities.

     Trading in our common stock has been limited, so investors may not be able to sell as many of their shares as they want at prevailing prices.

     The average daily volume of trading in our common stock for the three month period ended March 31, 2009 was 1,779 shares. If limited trading in our common stock continues, it may be difficult for investors who purchase shares of common stock to sell such shares in the public market at any given time at prevailing prices. Also, the sale of a large block of our common stock could depress the market price of our common stock to a greater degree than a company that typically has a higher volume of trading of its securities.

     We cannot predict whether an active market for our common stock will develop in the future. In the absence of an active trading market:

     o Investors may have difficulty buying and selling or obtaining market quotations;

     o    Market visibility for our common stock may be limited; and
     o Lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Our common stock is subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be severely limited.

     Currently, we have net tangible assets less than $5,000,000 and our common stock has a market price per share of less than $5.00. Therefore, transactions in our common stock are subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional investors:

     o    Must  make  a  special  written  suitability   determination  for  the
          purchaser;
     o    Receive the purchaser's  written  agreement to a transaction  prior to sale;
     o Provide the purchaser with risk disclosure documents which identify risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and
     o Obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

     As a result of these requirements, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our stock will be significantly limited. Accordingly, the market price of our stock and other publicly traded securities may be depressed, and it may be more difficult to sell our shares.

Our stock price may be volatile.

     The stock market in general and the market for shares of technology companies in particular, have experienced extreme price fluctuations, often unrelated to the operating performance of the affected companies. Many technology companies, including us, have experienced dramatic volatility in the market prices of their common stock. If our future operating results are below the expectations of stock market analysts and investors, our stock price may decline. We cannot be certain that the market price of our common stock will remain stable in the future. Our stock price may undergo fluctuations that are material, adverse and unrelated to our performance.

Our charter provisions and statutory law may inhibit changes in control of our company.

     Our certificate of incorporation and bylaws contain provisions which may discourage takeover attempts and hinder a merger, tender offer or proxy contest targeting us, including transactions in which security-holders might receive a premium for their shares. This may limit your ability as a stockholder to approve a transaction that you may think is in your best interests. These provisions could reduce the price that certain investors might be willing to pay in the future for shares of common stock or preferred stock. Moreover, although our ability to issue preferred stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of our voting stock. Furthermore, we may in the future adopt other measures that may delay, defer or prevent a change in control. We may adopt some of these measures without any further vote or action by security-holders.

Compliance with the Sarbanes-Oxley Act of 2002 may require additional financial and management resources.

     Section 404 of the Sarbanes-Oxley Act of 2002 currently requires that we evaluate and report on our system of internal controls for the year ended December 31, 2008 and requires that we have such system of internal controls audited beginning with the year ended December 31, 2009. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or stockholder litigation. Any inability to provide reliable financial reports could harm our business. The development and/or enhancement of the internal controls to achieve compliance with the Sarbanes-Oxley Act may increase our costs. We currently report a material weakness based on the lack of segregation of financial responsibilities. Weaknesses in our internal controls could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     All statements  other than  statements of historical  fact included in this prospectus including, without limitation, statements under, "Management's Discussion and Analysis or Plan of Operation" regarding our financial position, business and the plans and objectives of management for future operations, are forward-looking statements. When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as such words or expressions relate to us or we, identify forward-looking statements. Such forward - looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to us. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including but not limited to, the failure to obtain sufficient additional capital, fluctuations in projected operating results, market acceptance, technological changes or difficulties, management of future growth, dependence on proprietary technology, competitive factors, the ability to recruit and retain personnel, the dependence on key personnel and such other factors as described in our reports filed from time to time with the SEC. Such statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.


                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling securityholders. We will not receive any of the proceeds from the sale of shares of common stock in this offering. If the selling securityholder exercises its warrants, we will receive the exercise price of the warrants, which is currently $1.00 per share for the warrants dated July 12, 2005 (500,000 warrants). We intend to use the net proceeds from the exercise of the warrants for our general working capital needs. There can be no assurance that all, or any, of the warrants will be exercised.

                             SELLING SECURITYHOLDERS

     In September 2002, we sold 93,458 shares of our Series A Convertible Preferred Stock, ("Series A Preferred") in consideration for $2,000,000 less fees and expenses of $178,000 to Metropolitan Venture Partners II, L.P. ("MetVP"). In December 2002, we sold 23,365 shares of our Series A Preferred in consideration for $500,000 less fees and expenses of $61,000, to MetVP. The proceeds from this transaction were received January 3, 2003, and, as of December 31, 2002, the principal sum was reflected as stock subscription receivable. In June 2003, the Company sold 17,857 shares of its Series A Preferred in consideration for $250,000 less fees and expenses of $5,000 to MetVP. The holders of Series A Preferred ("the Holders") are entitled to dividends, on a cumulative basis, at the rate of 9.5% per annum, compounded quarterly and payable on February 1, 2005 and September 25, 2005. The payment of the first dividend was originally scheduled for September 25, 2004, however, we and the Holders agreed to defer this payment until February 1, 2005. As consideration for the deferral of the dividend payment, we agreed to pay the Holders a premium of 7.5% of the dividend. Dividends are payable, at the option of the Holders, in cash or in the Company's common stock. Certain issues had arisen concerning the Company's obligation to accumulate and pay dividends on the Series A Preferred beyond September 25, 2005. On November 21, 2007, the Company and MetVP entered into an agreement resolving certain disputes which had arisen with respect to the payment of dividends and interest to MetVP. The Agreement provides that, in addition to the undisputed sum of approximately $1,406,000, the Company will be paying an additional $500,000 through September 25, 2008 in consideration of past, present and future dividend and interest payments on the Series A Preferred through that date. All payments are conditioned upon there being funds legally available for such payments when due. The agreement further provided for the issuance to MetVP of 100,000 restricted shares of the Company's common stock. Each share of Series A Preferred is convertible into ten shares of common stock, at the option of the Holder or upon an Automatic Conversion Event. The Holders have certain demand and piggyback registration rights, have preference in the event of liquidation, and are entitled to ten votes for each share of Series A Preferred on all matters as to which holders of common stock are entitled to vote. In accordance with the terms of the Series A Preferred, all outstanding shares of Series A Preferred were converted into 1,346,800 shares of the Company's common stock on September 25, 2008.

     On June 30, 2005, we concluded a new line of credit in the principal amount of $500,000 with JPMorgan Chase Bank evidenced by a Grid Demand Promissory Note (the "Credit Facility) replacing a prior credit facility dated June 27, 2003, under substantially similar terms, but extending the original Maturity Date to June 30, 2007. As a condition precedent to providing the Credit Facility, JPMorgan Chase Bank required guarantees of our obligations from Tall Oaks Group L.L.C. ("Tall Oaks") and Lawrence Hite (managing member of Tall Oaks) and a collateral agreement from Tall Oaks. In consideration of the issuance of such guarantee and delivery of the collateral agreement, we entered into an Amended and Restated Reimbursement Agreement with Tall Oaks pursuant to which, on July 12, 2005, we issued and delivered to Tall Oaks warrants with an initial exercise price of $1.00 per share to purchase an aggregate of 500,000 shares of the common stock of the Company.

     The following table sets forth information concerning the resale of the shares of common stock by the selling securityholders. We will not receive any proceeds from the resale of the common stock by the selling securityholders. We will receive proceeds from the exercise of warrants in the event that they are exercised, however there can be no assurance that all or any of the warrants will be exercised. The table below assumes that all the shares registered below are sold by the selling securityholders.

     The following table sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares being offered. Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of common stock set forth opposite their respective names. None of the selling securityholders is an affiliate of a registered broker-dealer.

------------------------------ ------------------- --------------- ----------------- ---------------- -----------------
                                   Number of                                           Number of
                                     shares                                              shares
                                  beneficially                        Number of       beneficially
                                owned before the                     shares being      owned after
   Selling Securityholder           offering         Percentage        offered        the offering       Percentage
------------------------------ ------------------- --------------- ----------------- ---------------- -----------------

Metropolitan Venture           2,384,824(1)              22.3%     1,200,000         1,184,824              11.1 %
Partners II, L.P.
------------------------------ ------------------- --------------- ----------------- ---------------- -----------------

------------------------------ ------------------- --------------- ----------------- ---------------- -----------------
Tall Oaks Group L.L.C.           578,187(2)               5.2%       250,000(3)        328,187               2.9 %
------------------------------ ------------------- --------------- ----------------- ---------------- -----------------

(1) Metropolitan Venture Partners (Advisors) L.P holds voting and investment control over the shares held by Metropolitan Venture Partners II, L.P. Mr. Michael Levin is a Managing Director of Metropolitan Venture Partners
     Corp., which is the general partner of Metropolitan Venture Partners (Advisors) L.P., which, in turn, is the general partner of Metropolitan Venture Partners II, L.P. Mr. Levin is a member of our Board of Directors.

(2) Includes 500,000 shares issuable upon exercise of options and warrants. Mr. Lawrence Hite holds voting and investment control over the shares held by Tall Oaks Group L.L.C.. Mr. Hite is the General Manager of Tall Oaks Group L.L.C.. Does not include an additional 179,424 shares directly owned by Mr. Hite. Mr. Hite and Tall Oaks Group L.L.C. constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934.

(3)  Represents shares underlying warrants.

                              PLAN OF DISTRIBUTION

     The selling securityholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling securityholder as a gift, partnership or other distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling securityholders), may sell some or all of the shares of our common stock covered by this prospectus from time to time on the NASD Over-the-Counter Bulletin Board or any stock exchange or automated interdealer quotation system or tracking facility on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling securityholders may sell the shares of our common stock covered by the prospectus by one or more of the following methods, including, without limitation:

     1.   ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     2. block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     3.   purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account pursuant to this prospectus;

     4.   an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable stock exchange on which the shares are listed;

     5.   privately negotiated transactions;

     6. short sales, either directly or with a broker-dealer or an affiliate thereof;

     7. broker-dealers may agree with a selling securityholder to sell a specified number of shares at a stipulated price per share;

     8. through the writing or settlement of options or other hedging transactions relating to the shares, whether or not the options are listed on an options exchange or otherwise;

     9. through loans or pledges of the shares to a broker-dealer or an affiliate thereof;

     10. by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock;

     11. through the distribution of shares of our common stock by any selling securityholder to its partners, members, stockholders, investors, interest holders and/or creditors or to the partners, members, investors, stockholders, interest holders and/or creditors of its affiliates;

     12. one or more underwritten offerings on a firm commitment or best efforts basis;

     13.  a combination of any such methods of sale; or

     14.  any other method permitted pursuant to applicable law.

     The selling securityholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

     We do not know of any arrangements by the selling securityholders for the sale of any of the securities.

     Broker-dealers or underwriters engaged by the selling securityholders may participate in effecting sales of our shares, and any broker-dealers or underwriters may arrange for other brokers-dealers to participate in sales of our shares. These broker-dealers or underwriters may act as principals, or as agents of a selling securityholder. Broker dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus.

     Any broker-dealers or agents engaged by a selling securityholder that are involved in selling the shares covered hereby may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profits on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling securityholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person who is to distribute our common stock covered hereby.

     We are required to pay certain fees and expenses incurred by us incident to the registration of certain shares covered by this prospectus. We have agreed to indemnify certain of the selling securityholders and their affiliates against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Certain of the selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act. We and certain selling securityholders have also agreed, if these indemnification procedures are unavailable, to contribute to certain liabilities incurred by the others, including in respect of liabilities under the Securities Act.

     The shares  offered  hereby  were  originally  issued to or acquired by the
selling   securityholders   pursuant  to  an  exemption  from  the  registration
requirements of the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of sale (including by compliance with Rule 172 under the Securities Act).

     We will not receive any proceeds from the sale of securities by the selling securityholders hereto.

     We cannot assure you that the selling securityholders will sell all or any portion of the shares of our common stock offered hereby.

                                LEGAL PROCEEDINGS

     We are not currently involved in any legal or regulatory proceeding or arbitration, the outcome of which is expected to have a material adverse effect on our business.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     As of March 31, 2009, the names, ages and positions of the directors and executive officers of the Company are as follows:

      Name          Age            Position                  Committee Member
      ----          ---            --------                  ----------------
James A Cannavino   64  Chairman of the Board of Directors
                        and Chief Executive Officer
Bernard Puckett     64  Member of the Board of Directors     Audit, Compensation
Dennis Murray       62  Member of the Board of Directors     Audit, Compensation

Michael Levin       36  Member of the Board of Directors
Arnold Leap         41  Executive Vice-President and Chief
                        Technology Officer
Matthew E. Oakes    46  President and
                        Chief Operating Officer
Michael J. Beecher  64  Chief Financial Officer and Secretary

     James A. Cannavino has been our Chairman of the Board and a director since March 2000, and Chief Executive Officer since December 2002. From September of 1997 to April of 2000 he was the non-executive Chairman of Softworks, Inc (a then wholly owned subsidiary of the Company), which went public and was later sold to EMC. Mr. Cannavino was also the Chief Executive Officer and Chairman of the Board of Directors of CyberSafe, Inc., a corporation specializing in network security from April 1998 to July 2001. In August, 1995, he was appointed as President and Chief Operating Officer of Perot Systems Corporation and in 1996 was elected to serve as Chief Executive Officer through July 1997. During his tenure at Perot he was responsible for all the day-to-day global operations of the company, as well as for strategy and organization. Prior to that he served as a Senior Vice President at IBM, responsible for strategy and development. Mr. Cannavino held various positions at IBM for over thirty years beginning in 1963. Mr. Cannavino led IBM's restructuring of its $7 billion PC business to form the IBM PC Company. He also served on the IBM Corporate Executive Committee and Worldwide Management Council, and on the board of IBM's integrated services and solutions company. Mr. Cannavino presently serves on the Boards of the National Center for Missing and Exploited Children, the International Center for Missing and Exploited Children, and Verio. He recently was Chairman of the Board of Marist College in Poughkeepsie, New York and continues to serve on the board. Mr. Cannavino will serve on the Board until his successor is elected.

     Bernard Puckett served as Chairman of the Board of Openwave Systems, Inc., a leading provider of open IP-based communication infrastructure software and applications, from 2002 until 2007. Mr. Puckett also is a member of the Board of Directors of Skilled Healthcare Corp., a public company. Mr. Puckett was formerly the President and Chief Executive Officer of Mobile Telecommunications Technology Corp. ("Mtel"). Prior to joining Mtel, Mr. Puckett spent 26 years with IBM where he was Senior Vice-president - Corporate Strategy and Development. He also held positions in marketing, finance, product development, manufacturing and new business development during his tenure at IBM. He also serves on the board of directors of IMS Health (NYSE:RX). Mr. Puckett was appointed to our Board of Directors in February 2004 and will serve in such capacity until his successor is elected.

     Dr. Dennis J. Murray has been President of Marist College since 1979. Early in his tenure, he identified the importance of technology in higher education and made it one of the central themes of his administration. He developed an innovative joint study with the IBM Corporation, which resulted in Marist becoming one of the nations most technologically advanced liberal arts colleges. Marist was one of the first colleges or universities in the country to have a fully networked campus. Dr. Murray has been a strong supporter of the Linux operating system and recently initiated a Linux Research and Development Center at Marist. Dr. Murray serves on the boards of the Franklin and Eleanor Roosevelt Institute, McCann Foundation, and the New York State Greenway Conservancy, which oversees the Hudson River Valley National Heritage Area. He is also the author of two books on nonprofit management, editor of three books on government and public affairs, and co-author of a guide to corporate-sponsored university research in biotechnology. Dr. Murray has been a member of the Board of Directors since March 2000, and will serve in such capacity until his successor is elected.

     Michael Levin is Managing Director of Metropolitan Venture Partners Corp., a venture capital firm he co-founded in 1999. In his role, Mr. Levin negotiates and manages investments, as well as oversees the financial and operational management of the firm. He also serves as an active Board member and works closely with portfolio companies on strategic growth and ensuring proper fiscal discipline. Prior to Metropolitan Venture Partners, Mr. Levin developed and managed hedge funds for the Man Group plc and Larry Hite. Mr. Levin was graduated Magna Cum Laude from The Wharton School at the University of Pennsylvania with a concentration in Finance. He is also an alumnus of Phillips Exeter Academy. Mr. Levin was appointed to our Board of Directors in February 2005.

     Arnold Leap has been Executive Vice President and Chief Technology Officer since November 2000. From March 1998 until November 2000 he held the position of Chief Information Officer. Mr. Leap originally was hired in February 1997 as the Company's Director of Development and Engineering and held the position until March 1998. Prior to his joining Direct Insite, Mr. Leap was the MIS Manager/Director of AMP Circuits, Inc., and a subsidiary of AMP, Inc. from1993 to February 1997. His responsibilities at AMP Circuits, Inc. included day-to-day information systems operation as well as the development and implementation of a consolidated ERP and financial system.


     Matthew Oakes was appointed President of the Company on March 18, 2009, in addition to his his position as Chief Operating Officer of the Company. Prior thereto, Mr. Oakes served as Executive Vice President and Chief Operating Officer of the Company since August 16, 2006. Prior thereto he held the position of Executive Vice President - Client Services of the Company since November of 2002. Prior to his joining the Company, Mr. Oakes served three years as the Operations Officer for Direct Media Networks a New York based e-commerce and technology company. He held executive positions in Westinghouse Communities Inc. including "Managing Director of Operations" for the Pelican Bay Community in Naples, Florida. Mr. Oakes received a JD degree from Nova Southeastern University and holds an MBA in finance. He is a 1993 graduate with a Bachelors Degree in Business from Cornell University. He served with the United States Marines prior to attending Cornell.


     Michael J. Beecher, CPA, joined the Company as Chief Financial Officer in December 2003. Prior to joining Direct Insite Mr. Beecher was Chief Financial Officer and Treasurer of FiberCore, Inc., a publicly held company in the fiber-optics industry. From 1989 to 1995 he was Vice-President Administration and Finance at the University of Bridgeport. Mr. Beecher began his career in public accounting with Haskins & Sells, an international public accounting firm. He is a graduate of the University of Connecticut, a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of shares of voting stock of the Company, as of March 31, 2009 of (i) each person known by the Company to beneficially own 5% or more of the shares of outstanding common stock, based solely on filings with the Securities and Exchange Commission, (ii) each of the Company's executive officers and directors and (iii) all of the Company's executive officers and directors as a group. Except as otherwise indicated, all shares are beneficially owned, and the persons named as owners hold investment and voting power.

                            Common Stock             Rights to Acquire                       Total Beneficially
                            Beneficially      Beneficial Ownership Through Exercise            Owned as % of
Name of Beneficial Owner (1)  Owned           of Options and Warrants Within 60 Days        Outstanding Shares (2)
-------------------------------------------------------------------------------------------------------------
Metropolitan Venture
 Partners II, L.P.             2,384,824                       --                                  22.3%
Tall Oaks Group, LLC             257,611                   500,000                                  6.8%
Thomas Lund (3)                  403,633                   352,304                                  6.9%
James Cannavino                1,781,787                   450,000                                 20.0%
Bernard Puckett                  199,986                        --                                  1.9%
Dennis Murray                    293,541                    25,000                                  3.0%
Michael Levin                      2,000                        --                                     *
Arnold Leap                      187,681                   115,000                                  2.8%
Matthew Oakes                    215,882                   245,000                                  4.2%
Michael Beecher                  135,214                   162,500                                  2.7%
All Officers and Directors
                                       14

as a Group (7 persons)         2,816,901                   997,500                                 32.6%

-------
* =  Less than 1%
Footnotes

(1) The address of the holder is 80 Orville Drive, Suite 200, Bohemia, New York 11716, except for Metropolitan Venture Partners II, L.P. which is 432 Park Avenue South, 12th Floor, New York, NY 10016 and Tall Oaks Group, L.L.C. and Lawrence Hite which is 119 West 72nd Street, Suite 181, New York, NY 10023.

(2) Based upon 10,686,739 common shares outstanding as of January 31, 2009, plus outstanding options and warrants exercisable within 60 days owned by above named parties.

(3) Mr. Hite's beneficial ownership includes shares held by Tall Oaks Group, L.L.C., over which he holds voting and investment control.

(4) Excludes shares held by Metropolitan Venture Partners II, L.P. Mr. Levin serves as a Managing Director of Metropolitan Venture Partners Corp. Metropolitan Venture Partners Corp. is the General Partner of Metropolitan Venture Partners (Advisors) LP, which is the General Partner of Metropolitan Venture Partners II, L.P.

                            DESCRIPTION OF SECURITIES

     Our authorized capital consists of 50,000,000 shares of common stock $0.0001 par value, of which 10,686,739 shares were outstanding as of March 31, 2009. In addition, our authorized capital includes 2,000,000 shares of preferred stock of which we are authorized to issue 1,000 shares of Series B Redeemable Preferred Stock, 2,000 shares of Series C Redeemable Preferred Stock and 1,500 shares of Series D Redeemable Preferred Stock. As of March 31, 2009, there were 974 shares of our Series B Redeemable Preferred Stock outstanding, 2,000 shares of our Series C Redeemable Preferred outstanding and 100 shares of our Series D Redeemable Preferred outstanding.

     Set forth below is a summary description of certain provisions relating to our capital stock contained in and qualified in its entirety by our Certificate of Incorporation and by-laws and under the General Corporation Law of Delaware.

Common Stock

     Holders of common stock are entitled to one vote for each share of common stock owned of record on all matters to be voted on by securityholders. Our Certificate of Incorporation does not contain any special voting provisions, and no corporate action requires a greater than majority vote of securityholders. Cumulative voting is not permitted in the election of directors.

     The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefor.

     The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of common stock are validly issued, fully paid, and non-assessable.

Series B Preferred

     The board of directors has designated and authorized the issuance of 1,000 shares of Series B Redeemable Preferred Stock of which 974 shares are outstanding.

         Redemption

     The Series B Redeemable Preferred shares are redeemable by us at any time. The redemption price is $1,000 per share plus accrued and unpaid dividends.

         Voting Rights

     The holders of Series B Redeemable Preferred Stock have no voting rights.

         Dividends

     Holders of Series B Redeemable Preferred are entitled to dividends at the rate of 12% per year, payable quarterly.

         Rank

     Series B Redeemable Preferred shares shall rank senior to all classes of capital stock.

Series C Preferred

     The board of directors has designated and authorized the issuance of 2,000 shares of Series C Redeemable Preferred Stock of which 2,000 shares are outstanding.

         Redemption

     The Series C Redeemable Preferred shares are redeemable by us at anytime. The redemption price is $1,000 per share plus accrued and unpaid dividends.

         Voting Rights

     The holders of Series C Redeemable Preferred have no voting rights.

         Dividends

     The holders of Series C Redeemable Preferred are entitled to dividends at the rate of 9-1/2% per annum.

         Rank

     Holders of Series C Redeemable Preferred are entitled to preference in the payment of dividends and distribution of assets upon liquidation to all classes of capital stock except for the Series B Preferred.

Series D Redeemable Preferred

     The board of directors has designated and authorized the issuance of 1,500 shares of Series D Redeemable Preferred Stock, of which 100 shares are outstanding.

         Redemption

     The Series D Redeemable Preferred shares are redeemable by us at any time. The redemption price is $1,000 per share plus accrued and unpaid dividends.

         Voting Rights

     The holders of Series D Redeemable Preferred have no voting rights.

         Dividends

     The holders of Series D Redeemable Preferred are entitled to dividends at the rate of 9-1/2% per year, payable quarterly commencing April 1, 2006.

         Rank

     The holders of Series D Redeemable Preferred have preference in the payment of dividends and distribution of assets upon liquidation to all classes of capital stock except for the Series A, B and C Preferred Stock.

    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

     Our Certificate of Incorporation and By-Laws provide our directors with protection for breaches of their fiduciary duties to us and our securityholders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC's opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



                             DESCRIPTION OF BUSINESS

Overview

     Direct Insite Corp. and its subsidiaries (hereinafter referred to at times as "Direct Insite" or the "Company"), was organized as a public company, under the laws of the State of Delaware on August 27, 1987. In August, 2000, we changed our name to Direct Insite Corp.

Our Current Business

     Direct Insite operates as a Software as a Service provider ("SaaS"), providing best practice financial supply chain automation and workflow efficiencies within the Procure-to-Pay (PTP) and Order-to-Cash (OTC) processes. Specifically, Direct Insite's global eInvoice Management services automate complex manual business processes such as invoice validation, order matching, consolidation, dispute handling, and e-payment processing in a B2B transaction based "fee for service" business model.

     Through the automation and workflow of Procure-to-Pay and Order-to-Cash processes and the presentation of invoices, orders, and attachment data via a self service portal, Direct Insite is helping our customers reduce manual invoice-to-order reconciliation costs, reduce the frequency of inquiries and disputes, improve cash flow, increase competitiveness and improve customer satisfaction.

     Direct Insite is currently delivering service and business value across the Americas, Europe, and Asia, including 62 countries, 15 languages and more than 30 currencies. Direct Insite processes more than $125 billion in invoice value annually on behalf of its clients. Direct Insite processes, hosts and distributes millions of invoices, purchase orders, and attachment documents making them accessible on-line within an internet self service portal. Suppliers, customers, and internal departments such as Finance and Accounting or Customer Service users can access their business documents 24 hours per day, seven days per week, 365 days per year.

Currently, IBM, representing approximately 42% and 51% of revenue for the years ended December 31, 2008 and 2007, respectively, utilizes our suite of services to allow their customers from around the globe to receive, analyze, dispute and cost allocate all of their invoice data in their local language and currency via the Internet 24 hours a day, 7 days a week, 365 days a year. The decrease in revenue from IBM is due to the decrease in service to IBM in Europe resulting from the discontinuance of one service they no longer required and a decrease in engineering services resulting from the completion of deploying the IOL service to all major geographies. We have two principal contracts with IBM to provide electronic invoice ("einvoice") services for substantially all IBM's operating units. These contracts are for one year periods and are renewable annually. The contracts may be terminated on ninety days advance written notice.

     EDS accounted for 47% and 46% of revenue for the years ended December 31, 2008 and 2007, respectively. We have four principal contracts with EDS providing einvoice services. These contracts have terms ranging from one to five years. The contracts may be terminated on ninety days advance written notice. EDS was acquired by Hewlett-Packard Company ("HP") in 2008. We do not anticipate that the acquisition will have any material negative impact on our business with the EDS unit of HP.

Products and Services

     Direct Insite specializes in the automation of financial supply chain best practices within the Procure-to-Pay and Order-to-Cash processes. Direct Insite provides its Software as a Service ("SaaS") and offers Custom Engineering support to implement and customize its solutions.

     The following are Direct Insite's primary service offerings:

     o    Procure-to Pay: eInvoice Management for Accounts Payable
     o    Order-to Cash: eInvoice Management for Accounts Receivable


Procure-to Pay - Electronic Invoice Automation for Accounts Payable

     Direct Insite's eInvoice Management for Accounts Payable dramatically increases accounts payable productivity by streamlining manual supplier invoice validation, inquiry and approval processes.

         Supplier Self Service Portal

     Direct Insite's Procure-to-Pay service offering includes a supplier self-service portal and electronic invoice presentment capability that is able to materially reduce call center traffic by resolving inquiries without human intervention. Direct Insite's online portal allows suppliers to access their invoice status, invoice line items, attachments, payment status, and other relevant billing information on their own time, at any time and without having to call or wait for support.

         Supplier Electronic Invoice Submission

     Suppliers are able to submit their invoices via electronic formats & adaptors, including web form entry, supplier networks, spreadsheet upload, and Enterprise Resource Planning ("ERP") adaptors such as Oracle, SAP, Great Plains, or legacy billing systems. Suppliers can also perform a purchase order "flip" function where customer orders can be used to automatically generate preliminary bills for review and release for payment.

         Invoice Matching & Workflow Exception Handling

     Direct Insite's Procure-to-Pay service allows Accounts Payable administrators the ability to configure robust invoice validation business rules where inbound supplier invoices can be automatically matched against orders, variable consumption reports, or other business documents. Non compliant invoices and line items are flagged and routed for exception workflow handling.

         Invoice Approval & Payment

     Once invoices have been validated they can be routed to the Accounts Payable financial system for disbursement or paid within the Direct Insite self-service portal. Direct Insite ensures that a company's ERP financial system is always updated seamlessly.

     Direct  Insite's   Procure-to-Pay  service  is  focused  on  providing  the
following significant business benefits:

     o    Eliminate manual invoice validation processes
     o Improve on-time payments and the ability to capture early payment discounts
     o    Increase supplier electronic invoice submission
     o    Reduce Accounts Payable call center traffic
     o    Enhance supplier relationships and overall ease of business

Order-to-Cash - Electronic Invoice Automation for Accounts Receivable

     Direct Insite's eInvoice Management for Accounts Receivable service offering generates a dynamic electronic invoice that facilitates customer analysis, dispute resolution, approval and payment. The benefits include lower invoicing costs, more timely payment and improved customer satisfaction.

         Invoice Compliance and Validation

     Direct Insite's Order-to Cash solution allows for a preliminary invoice workflow process that automatically validates Accounts Receivable invoices against source billing documents to ensure the invoice is compliant and accurate before the invoice is finalized and distributed to the customer for payment. During the preliminary invoice validation cycle, invoice exceptions are flagged and automatically processed for resolution. Once the invoices have been finalized, they can be released for payment.

         Invoice Attachment Processing

     Direct Insite enables billers to distribute electronic attachments with their invoice to proactively provide the supporting documentation often required by Accounts Payable departments. Invoice attachments are then presented online within an easily accessible self-service portal. This facilitates the reconciliation process for the customer and makes for more timely payments.

         Invoice Distribution & Self Service Portal Presentment

     Direct Insite's Order-to-Cash service also supports multiple invoice distribution and presentment methods depending upon customer preferences, including online, PDF email, self-service downloads, EDI, fax, or print. The invoice presentment capability displays invoices and attachments within a self-service web portal where customers can access their invoice, line item detail, and supporting attachments at all times.

         Dispute Management

     Direct Insite further supports the ability for customers to initiate online invoice or line item inquiries and disputes. Specifically, customers can review their invoices within the self-service portal and initiate invoice or line item invoice disputes without having to reach call center support. Once the dispute request has been initiated, customers can approve the remainder of the invoice and schedule it for payment. Easing the dispute process supports customer satisfaction and allows for partial invoice collection to improve cash flow.

         Invoice Approval & Payment

     Direct Insite provides a workflow tool, with configurable rules, that customers can use to route an invoice through their corporate approval process. This ensures that invoices are not stalled in the company's authorization hierarchy. Approved invoices can be routed to the ERP financial system for disbursement or paid within the Direct Insite self-service portal. Direct Insite ensures the customer's ERP financial system is updated seamlessly.

         Reporting & Data Analysis

     This Order-to-Cash service can store multiple years of online invoice, line item, dispute status, and payment history to generate online reporting and data analysis. Customers can use the self-reporting capability to track their spending or produce detailed usage reports. Internal Finance and Accounting administrators are able to perform online reporting to track scheduled payments or forecast in-bound cash flow.

         Audit & Traceability

     Direct Insite's Procure-to-Pay and Order-to-Cash service offerings support a complete audit log whereby all internal and external user actions are logged, tracked and presented in views of user activity history. At any time, authorized administrators can review online user activity and monitor user adoption.

     Direct Insite's Order-to-Cash service offering is focused on providing the following significant business benefits:

     o    Reduce paper invoicing costs
     o Eliminate manual invoice reconciliation, preparation and consolidation processes
     o    Reduce Accounts Receivable call center traffic
     o    Reduce customer disputes and inquiries
     o    Reduce Days Sales Outstanding
     o    Improve overall cash flow
     o    Increase customer satisfaction and competitive advantage

Sales and Marketing

         Channels to Market

     Direct Insite has two primary channels to market - direct through our sales representatives and indirect through channel and strategic partners. These channels are supported by a technical sales support group.

Direct

     The direct sales organization consists of senior sales associates complemented by sales support resources. The sales associates and support resources are primarily responsible for qualifying direct opportunities followed by a proven solution selling methodology. Sales associates engage in direct sales activities that include business value analysis and alignment, capabilities demonstrations, sales forecasting, procurement and contract management. Direct Insite's executive management team is actively involved with and complements Direct Insite's direct sales organization.

Indirect

     Direct Insite continues to pursue both reseller and strategic partner relationships to further develop existing account relationships and to increase market coverage. Direct Insite's strategic partnerships complement the direct sales channel and serve to expand Direct Insite's offerings and global market leadership. Strategic partnerships also complement Direct Insite's offerings and capability in the areas of payment transaction processing, content management, centralized user authentication, and other complementary financial supply chain functions. The use of indirect channel relationships also allows Direct Insite to leverage additional engineering and professional resources.

Technical Sales Support and Post-Sales Account Management

     Direct Insite has a pre-sales support staff and adds post sales support to the existing client services management group as we secure new business. This group is responsible for technical sales presentations, developing proposals and pricing, contract administration and account management post-sales support.

Research and Development

     The computer software industry is characterized by rapid technological change, which requires ongoing development and maintenance of software products. It is customary for modifications to be made to a software product as experience with its use grows or changes in manufacturers' hardware and software so require.

     We believe that our research and development staff, many with extensive experience in the industry, represents a significant competitive advantage. As of March 31, 2009, our research and development group consists of 18 employees. Further, when needed, we retain the services of independent professional consultants. We seek to recruit highly qualified employees, and our ability to attract and retain such employees is expected to be a principal factor in our success in maintaining a leading technological position. For the years ended December 31, 2008 and 2007, research and development expenses were approximately $2,593,000, and $2,599,000, respectively. We believe that investments in research and development are required in order to remain competitive.

Competition

         We believe our primary competitors are:

     Bottomline Technologies (NASDAQ: EPAY) was established in 1989 and provides a B2B EIP&P solution, primarily to financial institutions and the legal services markets. The company's products include software designed to automate the disbursement process for banks and their corporate customers' anti-fraud and electronic commerce payment software. Bottomline focuses on cash management and financial-related remittance, reporting and audit data.

     American Express - Harbor Payments, Inc. Harbor Payments, Inc. ("Harbor") was acquired by American Express on December 31, 2006. Harbor operates as a subsidiary of American Express and its primary base of operations is located in Atlanta, Georgia. The acquisition by American Express supports their strategy to offer a suite of solutions to enable companies to automate their `source to settle' processes - by integrating steps in their electronic purchasing cycle.

     170 Systems is a privately held Bedford, Massachusetts provider of software solutions that manage and optimize financial processes - from Accounts Payable to General Ledger. Since 1990, 170 Systems has offered their Financial Suite that includes imaging, workflow, self service, and e-Invoicing functionality.

     iPayables is based in Lake Forest, California and was founded in 1999. iPayables provides Internet invoice delivery services focused on reducing paper processing costs within Accounts Payable departments.

     JPMorgan Xign, a subsidiary of JPMorgan Chase was founded in 2000 and is headquartered in Pleasanton, California. JPMorgan Xign's Business Settlement Network provides electronic order delivery, invoice processing, and payment service for business-to-business commerce. JPMorgan Xign's product suite focuses on automating a buyer's Order-to-Pay cycle, including receipt, validation, routing, dispute management, approval, payment, and posting.

     Ariba, Inc. (NASDAQ: ARBA) helps companies analyze, understand, and manage their corporate spending to achieve increased cost savings and business process efficiency. Its solutions include software, network access, and professional services. The company's software and services streamline and enhance the business processes related to the identification of suppliers of goods and services, the negotiation of the terms of purchases, and the management of ongoing purchasing and settlement activities. Ariba is a public company founded in 1996 and headquartered in Sunnyvale, California.

     Many of our current and potential competitors have greater name recognition, larger installed customer bases, longer operating histories, and substantially greater financial, technical and marketing resources than Direct Insite. We cannot assume that current and potential competitors will not develop products that may be or may be perceived to be more effective or responsive to technological change than are our current or future products or that our technologies and products will not be rendered obsolete by such developments. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our business, operating results and financial condition.

Employees


     We had 38 employees, all in the United States, at March 31, 2009, including 25 in technical support (including research and development), 8 in marketing, sales and support services, and 5 in corporate finance and administration. Our future success will depend in part upon our continued ability to attract and retain highly skilled and qualified personnel. We believe that our relations with our employees are good, and we have no collective bargaining agreements with any labor unions.


Intellectual Property

     We rely on proprietary knowledge and employ various methods, including confidentiality agreements, to protect our software codes, concepts, ideas and documentation of our proprietary technology. We have a federally registered patent "dbExpress", a data mining tool which expires in 2013.

     Despite these efforts, unauthorized parties may attempt to copy aspects of our products, obtain and use information that we regard as proprietary or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate. In addition, our competitors might independently develop similar technology or duplicate our products or circumvent any patents or our other intellectual property rights.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

Overview

     Direct Insite Corp. and its subsidiaries (hereinafter referred to at times as "Direct Insite" or the "Company"), was organized under the name Unique Ventures, Inc. as a public company, under the laws of the State of Delaware on August 27, 1987. In August, 2000, we changed our name to Direct Insite Corp.

     Direct Insite operates as a Software as a Service provider ("SaaS"), providing best practice financial supply chain automation and workflow efficiencies within the Procure-to-Pay (PTP) and Order-to-Cash (OTC) processes. Specifically, Direct Insite's global eInvoice Management services automate complex manual business processes such as invoice validation, order matching, consolidation, dispute handling, and e-payment processing in a B2B transaction based "fee for service" business model.

     Through the automation and workflow of Procure-to-Pay and Order-to-Cash processes and the presentation of invoices, orders, and attachment data via a self service portal, Direct Insite is helping our customers reduce manual invoice-to-order reconciliation costs, reduce the frequency of inquiries and disputes, improve cash flow, increase competitiveness and improve customer satisfaction.

     Direct Insite is currently delivering service and business value across the Americas, Europe, and Asia, including 62 countries, 15 languages and more than 30 currencies. Direct Insite processes more than $125 billion in invoice value annually on behalf of its clients. Direct Insite processes, hosts and distributes millions of invoices, purchase orders, and attachment documents making them accessible on-line within an internet self service portal. Suppliers, customers, and internal departments such as Finance and Accounting or Customer Service users can access their business documents 24 hours per day, seven days per week, 365 days per year.

Currently, IBM, representing approximately 42% and 51% of revenue for the years ended December 31, 2008 and 2007, respectively, utilizes our suite of services to allow their customers from around the globe to receive, analyze, dispute and cost allocate all of their invoice data in their local language and currency via the Internet 24 hours a day, 7 days a week, 365 days a year. The decrease in revenue from IBM is due to the decrease in service to IBM in Europe resulting from the discontinuance of one service they no longer required and a decrease in engineering services resulting from the completion of deploying the IOL service to all major geographies. We have two principal contracts with IBM to provide electronic invoice ("einvoice") services for substantially all IBM's operating units. These contracts are for one year periods and are renewable annually. The contracts may be terminated on ninety days advance written notice.

     EDS accounted for 47% and 46% of revenue for the years ended December 31, 2008 and 2007, respectively. We have four principal contracts with EDS providing einvoice services. These contracts have terms ranging from one to five years. The contracts may be terminated on ninety days advance written notice. EDS was acquired by Hewlett-Packard Company ("HP") in 2008. We do not anticipate that the acquisition will have any material negative impact on our business with the EDS unit of HP.

Seasonality/Quantity Fluctuations

     Revenue from SaaS ongoing services generally is not subject to fluctuations or seasonal flows. However, we believe that revenue derived from custom engineering services will have a significant tendency to fluctuate based on customer demand.

     Other factors including, but not limited to, new product introductions, domestic and global economic conditions, customer budgetary considerations, and the timing of product upgrades may create fluctuations. As a result of the foregoing factors, our operating results for any quarter are not necessarily indicative of results for any future period.

Our Critical Accounting Policies

     Our consolidated financial statements and the notes to our consolidated financial statements contain information that is pertinent to management's discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results may vary from these estimates and assumptions under different and/or future circumstances. Management considers an accounting estimate to be critical if:

     o it requires assumptions to be made that were uncertain at the time the estimate was made; and

     o changes in the estimate, or the use of different estimating methods that could have been selected, could have a material impact on the Company's consolidated results of operations or financial condition.

The following critical accounting policies have been identified that affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. We believe that the following are some of the more critical judgment areas in the application of our accounting policies that affect our financial condition and results of operations. We have discussed the application of these critical accounting policies with our Audit Committee. The following critical accounting policies are not intended to be a comprehensive list of all of the Company's accounting policies or estimates.

         Revenue Recognition
         -------------------

     We record revenue in accordance with Statement of Position 81-1, issued by the American Institute of Certified Public Accountants and SEC Staff Accounting Bulletin Topic 13 "Revenue Recognition in Financial Statements." In some circumstances, we enter into arrangements whereby the Company is obligated to deliver to its customer multiple products and/or services (multiple deliverables). In these transactions, in accordance with the Emerging Issues Task Force ("EITF") Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables", the Company allocates the total revenue to be earned among the various elements based on their relative fair values. The Company recognizes revenue related to the delivered products or services only if:

o Any undelivered products or services are not essential to the functionality of the delivered products or services;

o Payment for the delivered products or services is not contingent upon delivery of the remaining products or services;

o We have an enforceable claim to receive the amount due in the event we do not deliver the undelivered products or services and it is probable that such amount is collectible;

o There is evidence of the fair value for each of the undelivered products or services;

o Delivery of the delivered element represents the culmination of the earnings process.

     The following are the specific revenue recognition policies for each major category of revenue.

         SaaS Services
         -------------

     We provide transactional data processing services through our SaaS software solutions to our customers. The customer is charged a monthly fixed rate on a per transaction basis or a fixed fee based on monthly transaction volumes. Revenue is recognized as the services are performed.

         Custom Engineering Services
         ---------------------------

     We perform custom engineering services which are single contractual agreements involving modification or customization of the Company's proprietary SaaS solution. Progress is measured using the relative fair value of specifically identifiable output measures (milestones). Revenue is recognized at the lesser of the milestone amount when the customer accepts such milestones or the percentage of completion of the contract following the guidance of SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production Type Contracts".

         Cost of Revenue
         ---------------

     Cost of revenue in the consolidated statements of operations is presented along with operations, research and development costs and exclusive of amortization and depreciation shown separately. Custom Engineering Services costs related to uncompleted milestones are deferred and included in other current assets, when applicable.

       Allowance For Doubtful Accounts
       -------------------------------

     The allowance for doubtful accounts reflects management's best estimate of probable losses inherent in the account receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. At December 31, 2008 and 2007, an allowance for doubtful accounts is not provided since, in the opinion of management, all accounts are deemed collectible.

         Impairment of Long-Lived Assets
         -------------------------------

     Statement of Financial Accounting Standards ("SFAS"), No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144") requires management judgments regarding the future operating and disposition plans for marginally performing assets, and estimates of expected realizable values for assets to be sold. The Company accounts for its long-lived assets in accordance with FAS 144 for purposes of determining and measuring impairment of its other intangible assets. It is the Company's policy to periodically review the value assigned to its long lived assets, including capitalized software costs, to determine if they have been permanently impaired by adverse conditions. If required, an impairment charge would be recorded based on an estimate of future discounted cash flows. In order to test for recoverability, the Company compared the sum of an undiscounted cash flow projection from the related long-lived assets to the net carrying amount of such assets. Considerable management judgment is necessary to estimate undiscounted future operating cash flows and fair values and, accordingly, actual results could vary significantly from such estimates. No impairment charges were recognized during the years ended December 31, 2008 and 2007, respectively.

         Income Taxes
         ------------

     The Company accounts for income taxes using the liability method. The liability method requires the determination of deferred tax assets and liabilities based on the differences between the financial statement and income tax basis of assets and liabilities, using enacted tax rates. Additionally, net deferred tax assets are adjusted by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax assets will not be realized. The Company currently has significant deferred tax assets. SFAS No. 109, "Accounting for Income Taxes ("FAS 109"), requires a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. During the year ended December 31, 2008, the Company reviewed previous positive and negative evidence and also reviewed its expected taxable income for future periods and concluded that it is more likely than not that approximately $2,867,000 of tax benefits related to net operating loss carry-forwards will be utilized in future tax years and, therefore, reduced its valuation allowance during the year ended December 31, 2008 in accordance with APB 28. As a result the Company's effective tax rate for the year ended December 31, 2008 differs from the current statutory rates. In addition, the Company expects to provide a valuation allowance on the remaining future tax benefits until it can sustain a level of profitability that demonstrates its ability to utilize the remaining assets, or other significant positive evidence arises that suggests its ability to utilize the remaining assets. The future realization of a portion of its reserved deferred tax assets related to tax benefits associated with the exercise of stock options, if and when realized, will not result in a tax benefit in the consolidated statement of operations, but rather will result in an increase in additional paid in capital. The Company will continue to re-assess its reserves on deferred income tax assets in future periods on a quarterly basis. The Company has elected the "with and without approach" regarding ordering of windfall tax benefits to determine whether the windfall tax benefit did reduce taxes payable in the current year. Under this approach the windfall tax benefit would be recognized in additional paid-in-capital only if an incremental tax benefit is realized after considering all other benefits presently available.

         Use of Estimates
         ----------------

     In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, our management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Certain items, among others, that are particularly sensitive to estimates are revenue recognition, the fair value of derivative warrants, stock based compensation and the valuation allowance on deferred tax assets. Actual results could differ from those estimates.

Financial Condition and Liquidity

     For the year ended December 31, 2008 we had operating income of $1,375,000 compared to operating income of $2,216,000 for the year ended December 31, 2007, a decrease of $841,000. For the year ended December 31, 2008, we had net income of $4,181,000 compared to net income of $2,100,000 for the year ended December 31, 2007, an increase of $2,081,000. The increase includes a benefit from income taxes of $2,867,000. Cash provided from operations for the year ended December 31, 2008 was $1,923,000 compared to cash provided from operations of $3,255,000 for the year ended December 31, 2007. This decrease is due primarily to the decrease in sales, an increase in certain costs and an increase in accounts receivable.

     Cash provided from operations for the year ended December 31, 2008 was $1,923,000, consisting of the net income of $4,181,000, reduced by non-cash items of $1,917,000, including the deferred tax benefit of $2,867,000 offset by depreciation and amortization of $325,000, and stock based compensation expense of $625,000. Cash from operations was further decreased by an increase in accounts receivable and prepaid expenses of $491,000 and a decrease in deferred revenue of $48,000, offset by an increase in accounts payable and accrued expenses of $198,000.

     Cash used in investing  activities was $233,000 for the year ended December

31, 2008, compared to $202,000 for the previous year. This was principally expenditures for equipment.

     Cash used in financing activities totaled $2,894,000 for the year ended December 31, 2008, compared to cash used in financing activities of $1,164,000 in 2007. We paid dividends on the preferred stock of $3,154,000 bringing the dividends substantially current. We received proceeds from exercise of options and warrants of $428,000. In addition, we made repayments on capital leases and capital notes of $168,000.

     As a result of these operating, investing and financing activities, cash decreased by $1,204,000 to $980,000 at December 31, 2008.

Results of Operations

For the year ended December 31, 2008 revenue decreased $502,000 or 5.0% to $9,609,000 compared to revenue $10,111,000 in 2007. The decrease is primarily due to a decrease in engineering services revenue of $831,000 and a decrease in recurring revenue from IBM of $837,000, offset by an increase in IOL and other recurring SaaS services from other customers of $1,166,000. The decrease in engineering services revenue is primarily due to a decrease in revenue from EDS resulting from the completion of a major project in 2007. The increase in recurring revenue resulted principally from an increase in continuing services to EDS and other customers offset by a decrease in recurring revenue from IBM resulting from a decrease in services to IBM in Europe resulting from the discontinuance of one service they no longer required.

     Costs of operations, research and development increased by $240,000 (6.5%) to $3,938,000 for the year ended December 31, 2008 compared to the costs of $3,698,000 in 2007. These costs consist principally of salaries and related expenses for software developers, programmers, custom engineers, network services,  and  quality  control  and  assurance.  Also  included  are  cost for purchased services, network costs, costs of the production co-location facilities and other expenses directly related to our custom engineering and SaaS services. The increase in costs is principally due to an increase in costs for outsourced services of $361,000, offset by a decrease in costs for contract development staff of $204,000. Rents increased $80,000 primarily due an increase in rents for our co-location data where we expanded our space requirements. All other operating expenses combined increased approximately $3,000 net.

     Sales and marketing costs were $984,000 for the year ended December 31, 2008, a decrease of $126,000 or 11.4% compared to costs of $1,110,000 in 2007.
Salaries and related costs decreased $28,000 and consulting and professional fees decreased $62,000. Travel and entertainment costs decreased $13,000. All other costs sales and marketing costs decreased $23,000, net.

     General and administrative costs increased $232,000 or 8.4% to $2,987,000 for the year ended December 31, 2008 compared to costs of $2,755,000 in 2007. Salaries and related costs increased $97,000 principally to an increase in stock based compensation for stock grants and salary increases to certain executives. Directors' fees increased $79,000 and professional fees increased $50,000. We adopted a new compensation plan for directors in 2008 and professional fees were higher due to recruiting costs incurred to identify qualified systems development staff. All other general and administrative costs had a net increase of $6,000.

     Depreciation and amortization expense decreased by $7,000 (2.1%) to $325,000 for the year ended December 31, 2008 compared to costs of $332,000 in 2007, primarily due to equipment becoming fully depreciated.

     Interest expense, net decreased by $59,000 (60.8%) to $38,000 for the year ended December 31, 2008 compared to costs of $97,000 in 2007, primarily due to the repayment of Lines of credit of $586,000 in 2007 and the termination of the short-term revolving loan agreement used for working capital.

     Other income, net for the year ended December 31, 2007 was $1,000 compared to $8,000 in 2007. In 2007 we had a gain from the sale of securities of $8,000.

     During the year ended December 31, 2008, the Company reviewed previous positive and negative evidence and also reviewed its expected taxable income for future periods and concluded that it is more likely than not that approximately $2,867,000 of tax benefits related to net operating loss carry-forwards will be utilized in future tax years and, therefore, reduced its valuation allowance during the year ended December 31, 2008 in accordance with APB 28.

Net Operating Loss Carry Forwards

     At December 31, 2008, the Company has net operating loss carry-forwards ("NOLs") remaining of approximately $72 million, which may be available to reduce federal taxable income, if any. These NOLs expire through 2025. However, Internal Revenue Code Section 382 rules limit the utilization of NOLs upon a change in control of a company. During 2008, we performed an evaluation as to whether a change in control had taken place. We believe that there has been no change in control as such applies to Section 382. If it is determined that a change in control has taken place, utilization of its NOLs will be subject to severe limitations in future periods, which would have the effect of eliminating substantially all of the future income tax benefits of the NOLs.

Off-Balance Sheet Arrangements

     The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

New Accounting Pronouncements

     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of this pronouncement did not have an effect on the Company's financial position or results of operations. On February 12, 2008, the FASB issued FASB Staff Position
(FSP) No. SFAS 157-2, "Effective Date of FASB Statement No. 157" (FSP SFAS 157-2). FSP SFAS 157-2 amends SFAS No. 157, to delay the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for the items that are recognized or disclosed at fair value in the financial statements on a recurring basis. For items within its scope, FSP SFAS 157-2 defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact of adopting SFAS 157 and FSP SFAS 157-2 on its consolidated financial statements.

     In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115" ("SFAS No. 159"), which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. The Company has not elected to use the fair value method for any financial assets or liabilities and therefore SFAS 159 did not have an effect on the Company's consolidated financial position or results of operations.

     In December 2007, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 141R, "Business Combinations" ("SFAS 141R"), which replaces SFAS No. 141, "Business Combinations." SFAS 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including non-controlling interests, contingent consideration, and certain acquired contingencies. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R will be applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R would have an impact on accounting for any businesses acquired after the effective date of this pronouncement.

     In December 2007, the FASB issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51" ("SFAS 160"). SFAS 160 establishes accounting and reporting standards for the non-controlling interest in a subsidiary (previously referred to as minority interests). SFAS 160 also requires that a retained non-controlling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. Upon adoption of SFAS 160, the Company would be required to report any non-controlling interests as a separate component of stockholders' equity. The Company would also be required to present any net income allocable to non-controlling interests and net income attributable to the stockholders of the Company separately in its consolidated statements of operations. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 shall be applied prospectively. SFAS 160 would have an impact on the presentation and disclosure of the non-controlling interests of any non wholly-owned businesses acquired in the future.

     In March 2008, the FASB issued SFAS 161, "Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133", which amends and expands the disclosure requirements of SFAS 133 to require qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This statement will be effective for the Company beginning on January 1, 2009. The adoption of this statement will change the disclosures related to derivative instruments held by the Company, if any.

     In June 2008, the FASB ratified EITF No. 07-5, "Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity's Own Stock" ("EITF 07-5"). EITF 07-5 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early application is not permitted. The Company is assessing the potential impact of this EITF 07-5 on the consolidated financial condition and results of operations.

                             DESCRIPTION OF PROPERTY

         We currently maintain leased facilities in the locations listed below:

       Description                Location              Square Footage             Lease term           Annual Rental Cost
       -----------                --------              --------------             ----------           ------------------
Corporate office           Bohemia, NY                       5,000             7/1/08 -  6/30/09            $94,500
Satellite office           Deerfield Beach , FL              1,721                  monthly                 $37,536
Co-location facility       Hauppauge, NY                     Note 1           12/1/08 - 11/30/11           $215,280
Co-location facility       Santa Clara, CA                   Note 1            9/1/08 -  8/31/11            $48,240

                                       29

Note 1. The co-location facilities in Hauppauge, New York and Santa Clara, California provide rack space of our computer equipment and the rental is not base on square footage used.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Shareholder

     Mr. Thomas Lund, who holds 3.8% of the Company's outstanding shares, is the father-in-law of Mathew Oakes, the Company's EVP and Chief Operating Officer.

Related Party Transactions

     The Company had a consulting agreement with DCL Consulting whereby DCL provides quality assurance testing for the Company. In 2008 and 2007 the Company incurred $1,000 and $27,000, respectively, for these services. The spouse of an officer of the Company is owner and principal employee of DCL.

     The Company received advisory services from Tall Oaks and Lawrence Hite. Tall Oaks is an affiliate of Metropolitan and Lawrence Hite is the principal owner of Tall Oaks. In 2007 the Company incurred costs of $18,000 for such services.

     During the year ended December 31, 2006, the Company terminated and settled the consulting agreement with Mountain Meadow Farm and its associates, including SJ Associates (collectively "Mountain Meadow"). As part of the settlement the Company agreed to issue Mountain Meadow 90,638 restricted common shares valued at $34,000 and to pay for the costs of medical, life and certain other insurance through December 31, 2013 with the cost for such insurance not to exceed $200,000 in the aggregate or $50,000 in any 12 month period. At December 31, 2008, the Company has recorded a liability of $99,000 representing the estimated present value of this obligation. Mountain Meadow and its principal employee are shareholders of the Company.

     During the year ended December 31, 2008, the Company paid accrued dividends of $1,905,615 on the outstanding shares of its Series A Preferred Stock to Met VP, the sole holder of the Series A Preferred Stock.

     During the year ended December 31, 2008, the Company paid accrued dividends of $860,251 on the outstanding shares of its Series B Preferred Stock. The Company's Chairman and Chief Executive Officer, as the holder of 266 shares, received $232,600 in dividends. Tall Oaks, as the holder of 500 shares, received $442,847 in dividends.

     During the year ended December 31, 2008, the Company paid accrued dividends of $1,062,113 on the outstanding shares of its Series C Preferred Stock. The Company's Chairman and Chief Executive Officer, as holder of 200 shares received $112,268 in dividends, Met VP, as holder of 290 shares received $157,855 in dividends, Tall Oaks, as a holder of 250 shares received $135,465 in dividends, Dennis Murray, a director of the Company and a holder of 30 shares received $16,467 in dividends, and Bernard Puckett, a director of the Company and holder of 50 shares received $27,545 in dividends.

         MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information

     Our common stock is traded on the Over-The-Counter Bulletin Board since October 24, 2003. The following table sets forth the high and low sales prices for our common stock by the quarters indicated:

                             High          Low
                             ----          ---
2007
     First Quarter            1.68         0.76
     Second Quarter           3.00         0.76
     Third Quarter            2.50         1.26
     Fourth Quarter           2.36         1.78

2008
     First Quarter            2.00         1.30
     Second Quarter           1.80         1.30
     Third Quarter            1.50         1.05
     Fourth Quarter           1.40         0.30

2009
     First Quarter            1.20         0.20

(b) As of March 31, 2009, there were 2,572 shareholders of record. We estimate that there are approximately 6,500 shareholders, including shareholders whose shares are held in the name of their brokers or stock depositories.

(c) There were no cash dividends or other cash distributions made by us during the year ended December 31, 2008 to common shareholders. In 2007 we issued 100,000 restricted common shares valued at $213,000 to MetVP in partial payment of dividends on the Series A-Preferred Stock. In 2008 the Company paid dividends of $3,827,978 to the holders of the Series A, B, C and D Preferred Stock. Further dividend policy will be determined by our Board of Directors based on our earnings, financial condition, capital requirements and other then existing conditions. It is anticipated that cash dividends will not be paid to the holders of our common stock in the foreseeable future.

The following table sets forth certain information as of December 31, 2008, for all compensation plans, including individual compensation arrangements under which equity securities of the Company are authorized for issuance.

Securities Authorized for Issuance Under Equity Compensation Plans.
-------------------------------- ----------------------------- ----------------------------- ------------------------------
                                                                                                 Number of securities
                                                                                                remaining available for
                                                                                             future issuance under equity
                                  Number of securities to be                                      compensation plans
                                   issued upon exercise of      Weighted-average exercise       (excluding securities
                                     outstanding options       price of outstanding options     reflected in column (a)
         Plan category                       (a)                           (b)                            (c)
-------------------------------- ----------------------------- ----------------------------- ------------------------------
Equity compensation plans
approved by security holders                552,500                       $0.61                         1,401,434
-------------------------------- ----------------------------- ----------------------------- ------------------------------
Equity compensation plans not
approved by security holders
                                            725,000                       $0.62                           885,621
-------------------------------- ----------------------------- ----------------------------- ------------------------------
Total                                     1,277,500                       $0.62                         2,287,055
-------------------------------- ----------------------------- ----------------------------- ------------------------------

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation with respect to the Chief Executive Officer and each of the other executive officers of the Company who received more than $100,000 for services rendered for the year ended December 31, 2008.

                               Summary Compensation Table

-------------------------- ----- ------------ --------- ------------ ----------- ------------- ------------- ------------- ---------
                                                                                               Nonqualified
                                                                                  Non-Equity     Deferred
   Name and Principal                                                             Incentive    Compensation   All Other
        Position                                          Stock       Option        Plan        Earnings    Compensation     Total
                           Year  Salary ($)   Bonus($)   Awards($)    Awards($) Compensation($)    ($)         ($) (1)         ($)
-------------------------- ----- ------------ --------- ------------ ----------- ------------- ------------- ------------- ---------
James A. Cannavino         2008  $240,000     $30,000   $270,000       $46,200       --            --         $153,758      $739,958
 Chief                     2007  $215,000               $382,500           --        --            --         $136,891      $784,391
 Executive                                    $50,000
 Officer (PEO)
-------------------------- ----- ------------ --------- ------------ ----------- ------------- ------------- ------------- ---------
Arnold Leap                2008  $198,000     $21,500   $ 56,250       $ 4,630       --            --          $11,460      $291,840
 EVP - Chief               2007  $183,000     $60,000        --        $ 7,938       --            --          $11,533      $262,471
 Technology Officer
-------------------------- ----- ------------ --------- ------------ ----------- ------------- ------------- ------------- ---------
Michael Beecher            2008  $175,000     $15,500    $55,500       $ 4,630       --            --          $13,600      $264,230
 Chief Financial Officer   2007  $147,833     $25,000    $ 4,625       $ 7,938       --            --          $13,369      $198,765
-------------------------- ----- ------------ --------- ------------ ----------- ------------- ------------- ------------- ---------
Matthew Oakes              2008  $186,000     $25,000    $56,250       $ 4,630       --            --          $ 9,600      $281,480
 EVP -Chief  Operating     2007  $171,000     $65,000        --        $ 7,938       --            --          $ 9,673      $253,611
 Officer (3)
-------------------------- ----- ------------ --------- ------------ ----------- ------------- ------------- ------------- ---------
Christopher Cauley         2008  $182,898        --          --        $12,352       --            --               --      $195,250
 Director-Sales and        2007  $182,250        --       $6,000       $18,527       --            --          $    73      $206,850
 Marketing
-------------------------- ----- ------------ --------- ------------ ----------- ------------- ------------- ------------- ---------

Footnotes

(1)  All Other Compensation includes the following for each of the executives:

     In 2008, Mr. Cannavino received a housing/office allowance of $120,000, leased cars including insurance valued at $12,660, and directors fees of $21,098, and in 2007, a housing/office allowance of $120,000, leased cars including insurance of $8,805, parking costs of $2,012, directors fees of $6,000.

     In 2008, Mr. Leap received a car allowance including insurance of $9,600 and life insurance costs of $1,860 and in 2007, a car allowance including insurance of $9,600 and life insurance costs of $1,933.

     In 2008, Mr. Beecher received a car allowance including insurance of $8,400, and a living allowance of $5,200 and in 2007, a car allowance including insurance of $8,100 and a living allowance of $5,200.

                                       32

     In 2008, Mr. Oakes received a leased car including insurance valued at $9,600 and in 2007 a car allowance of $9,600.

(2) The assumptions used in determining the value of stock and option awards are included in Note 8 to the accompanying consolidated financial statements.
(3) Mr. Oakes was appointed President and Chief Operating Officer on March 18, 2009.

Outstanding Equity Awards at Fiscal Year End

     The following table provides information concerning outstanding options, unvested stock and equity incentive plan awards for the named executives as of December 31, 2008:

----------------- --------------------------------------------------------------------- --------------------------------------------
                                             Option Awards                                               Stock Awards
----------------- -------------- --------------- -------------- ---------- ------------ ------------ ---------- ---------- ---------
                                                                                                                Equity       Equity
                                                                                                               Incentive   Incentive
                                                                                                                 Plan         Plan
                                                                                                                Awards:     Awards:
                                                                                                                Number     Market or
                                                                                                      Market       of        Payout
                                                    Equity                                           Value of   Unearned    Value of
                                                   Incentive                                          Shares     Shares,    Unearned
                    Number of      Number of     Plan Awards:                            Number of   or Units   Units or     Shares,
                   Securities      Securities      Number of                             Shares or   of Stock    Other      Units or
                   Underlying      Underlying     Underlying                             Units of      That      Rights       Other
                   Unexercised    Unexercised     Unexercised   Option       Option     Stock That   Have Not    That        Rights
                    Options -      Options -       Unearned     Exercise   Expiration    Have Not     Vested    Have Not   That Have
      Name         Exercisable   Unexercisable      Options      Price        Date        Vested        (5)      Vested   Not Vested
----------------- -------------- --------------- -------------- ---------- ------------ ------------ ---------- ---------- ---------
James Cannavino    350,000 (1)          --                      $0.62      12/30/2012     240,000      $261,600
                    25,000 (2)    25,000 (2)          --        $1.50       3/25/2013                              --        --
----------------- -------------- --------------- -------------- ---------- ------------ ------------ ---------- ---------- ---------
Arnold Leap         90,000 (3)         --                       $0.25       7/31/2011     120,000     $130,800
----------------- -------------- --------------- -------------- ---------- ------------ ------------ ---------- ---------- ---------
Michael Beecher     30,000 (1)         --             --        $1.60      12/31/2009      30,000    $  32,700     --        --
                   120,000 (3)         --             --        $0.25       7/31/2011
----------------- -------------- --------------- -------------- ---------- ------------ ------------ ---------- ---------- ---------
Matthew Oakes      100,000 (1)         --             --        $0.65       8/31/2010     120,000      $130,800
                   120,000 (3)         --             --        $0.25       7/31/2011                              --        --
----------------- -------------- --------------- -------------- ---------- ------------ ------------ ---------- ---------- ---------
Christopher                                           --
Cauley             175,000 (4)                                  $0.65       8/31/2010                              --        --
----------------- -------------- --------------- -------------- ---------- ------------ ------------ ---------- ---------- ---------

     (1)  These options were fully vested on December 30, 2005
     (2)  These  options  vest  25,000 on March 25, 2008 and 25,000 on March 25,
          2009
     (3) These options for Mr. Leap, Mr. Beecher and Mr. Oakes vest at 5,000 per month over the 24 month period from August 1, 2006 through July 1, 2008.
     (4) Mr. Cauley's options vest(ed) 35,000 on September 1, 2005 and then 4,000 per month from October 1, 2005 through August 1, 2008.
     (5) Based on the closing price of the Company's stock of $1.09 on December 31, 2008.

Equity Compensation Plan Information

     We maintain various stock plans under which options vest and shares are awarded at the discretion of our Board of Directors or its compensation committee. The purchase price of the shares under the plans and the shares subject to each option granted is not less than the fair market value on the date of the grant. The term of each option is generally five years and is determined at the time of the grant by our board of directors or the compensation committee. The participants in these plans are officers, directors, employees and consultants of the Company and its subsidiaries and affiliates.

     The following information is provided about our current stock option plans:

     2000 Stock Option/Stock Issuance Plan. The 2000 Stock Option/Stock Issuance Plan covers 166,667 shares of common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of the grant. Prices for incentive stock options granted to employees who own 10% or more of our stock are at least 110% of the market value at the date of the grant. The nature and terms of the options to be granted are determined at the date of the grant by the compensation committee of the board of directors. The term for which stock and options may be granted under the Plan expires on May 31, 2010 and stock or options granted under the Plan shall expire not later than five years from the date of grant. Stock options granted under the Plan may become exercisable in one or more installments in the manner and at the time or times specified by the committee. No options were granted under this plan during the fiscal year ended December 31, 2008. At December 31, 2008, no options to purchase shares of common stock were outstanding under this plan.

     2001 Stock Option/Stock Issuance Plan. The 2001 Stock Option/Stock Issuance Plan covers 330,000 shares of common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of the grant. Prices for incentive stock options granted to employees who own 10% or more of our stock are at least 110% of the market value at the date of the grant. The nature and terms of the options to be granted are determined at the date of the grant by the compensation committee of the board of directors. The term for which stock and options may be granted under the Plan expires on May 31, 2011 and stock or options granted under the Plan shall expire not later than five years from the date of grant. Stock options granted under the Plan may become exercisable in one or more installments in the manner and at the time or times specified by the committee. No options were granted under this plan during the fiscal year ended December 31, 2008. At December 31, 2008, no options to purchase shares of common stock were outstanding under this plan.

     2001-A Stock Option/Stock Issuance Plan. The 2001-A Stock Option/Stock Issuance Plan covers 600,000 shares of common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of the grant. Prices for incentive stock options granted to employees who own 10% or more of our stock are at least 110% of the market value at the date of the grant. The nature and terms of the options to be granted are determined at the date of the grant by the compensation committee of the board of directors. The term for which stock and options may be granted under the Plan expires on September 17, 2011 and stock or options granted under the Plan shall expire not later than five years from the date of grant. Stock options granted under the Plan may become exercisable in one or more installments in the manner and at the time or times specified by the committee. No options were granted under this plan during the fiscal year ended December 31, 2008. At December 31, 2008, options to purchase 30,000 shares of common stock were outstanding under this plan.

     2002 Stock Option/Stock Issuance Plan. The 2002 Stock Option/Stock Issuance Plan covers 625,000 shares of common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of the grant. Prices for incentive stock options granted to employees who own 10% or more of our stock are at least 110% of the market value at the date of the grant. The nature and terms of the options to be granted are determined at the date of the grant by the compensation committee of the board of directors. The term for which stock and options may be granted under the Plan expires on January 1, 2012 and stock or options granted under the

Plan shall expire not later than five years from the date of grant. Stock options granted under the Plan may become exercisable in one or more installments in the manner and at the time or times specified by the committee. No options were granted under this plan during the fiscal year ended December 31, 2008. At December 31, 2008, no options to purchase shares of common stock were outstanding under this plan.

     2002-A Stock Option/Stock Issuance Plan. The 2002-A Stock Option/Stock Issuance Plan covers 875,000 shares of common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of the grant. Prices for incentive stock options granted to employees who own 10% or more of our stock are at least 110% of the market value at the date of the grant. The nature and terms of the options to be granted are determined at the date of the grant by the compensation committee of the board of directors. The term for which stock and options may be granted under the Plan expires on January 1, 2012 and stock or options granted under the Plan shall expire not later than five years from the date of grant. Stock options granted under the Plan may become exercisable in one or more installments in the manner and at the time or times specified by the committee. No options were granted under this plan during the fiscal year ended December 31, 2008. At December 31, 2008, no options to purchase shares of common stock were outstanding under this plan.

     2003 Stock Option/Stock Issuance Plan. The 2003 Stock Option/Stock Issuance Plan covers 725,000 shares of common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of the grant. Prices for incentive stock options granted to employees who own 10% or more of our stock are at least 110% of the market value at the date of the grant. The nature and terms of the options to be granted are determined at the date of the grant by the compensation committee of the board of directors. The term for which stock and options may be granted under the Plan expires on April 1, 2013 and stock or options granted under the Plan shall expire not later than five years from the date of grant. Stock options granted under the Plan may become exercisable in one or more installments in the manner and at the time or times specified by the committee. No options were granted under this plan during the fiscal year ended December 31, 2008. At December 31, 2008, no options to purchase shares of common stock were outstanding under this plan.

     2003-A Stock Option/Stock Issuance Plan. The 2003-A Stock Option/Stock Issuance Plan covers 975,000 shares of common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of the grant. Prices for incentive stock options granted to employees who own 10% or more of our stock are at least 110% of the market value at the date of the grant. The nature and terms of the options to be granted are determined at the date of the grant by the compensation committee of the board of directors. The term for which stock and options may be granted under the Plan expires on April 1, 2013 and stock or options granted under the Plan shall expire not later than five years from the date of grant. Stock options granted under the Plan may become exercisable in one or more installments in the manner and at the time or times specified by the committee. No options were granted under this plan during the fiscal year ended December 31, 2008. At December 31, 2008, options to purchase 375,000 shares of common stock were outstanding under this plan.

     2004 Stock Option/Stock Issuance Plan. The 2004 Stock Option/Stock Issuance Plan covers 1,200,000 shares of common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of the grant. Prices for incentive stock options granted to employees who own 10% or more of our stock are at least 110% of the market value at the date of the grant. The nature and terms of the options to be granted are determined at the date of the grant by the compensation committee of the board of directors. The term for which stock and options may be granted under the Plan expires on August 20, 2014 and stock or options granted under the Plan shall expire not later than five years from the date of grant. Stock options granted under the Plan may become exercisable in one or more installments in the manner and at the time or times specified by the committee. In 2008, 75,000 options were granted under this plan. At December 31, 2008, options to purchase 872,500 shares of common stock were outstanding under this plan.

Directors Compensation

     Directors receive an annual fee of $10,000 cash and a number of shares equal to $10,000 divided by the average closing price of the shares for the last five trading days in the prior calendar year. The directors also receive meeting fees of $2,500 for each board of directors meeting attended; $1,500 for participation in a telephone meeting of the board; an annual fee of $5,000 for membership on each committee of the Board and $1,000 for each committee meeting attended. The Chairperson of each committee receives an annual fee of $5,000 in addition to the membership fee. In 2008 the Company adopted a deferred compensation plan for directors whereby the directors may elect to defer their compensation to a date following the termination of their service as a director. The Company also reimburses directors for reasonable expenses incurred in attending board and committee meetings.

     The following table provides the compensation earned by our non-employee directors for the year ended December 31, 2008. Mr. Cannavino's directors fees earned in 2008 are included in the Summary Compensation Table above.

------------------------------------------------------------------------------------------------------------------------
                                                 Director Compensation
------------------------------------------------------------------------------------------------------------------------
                      Fees                                                  Nonqualified
                      Earned or                            Non-equity         Deferred
                      Paid in     Stock       Option     Incentive Plan     Compensation       All Other
                      Cash ($)      Awards     Awards     Compensation        Earnings        Compensation      Total
        Name             (1)          $          ($)           ($)              ($)               ($)            ($)
--------------------- ----------- ----------- ---------- ---------------- ----------------- ----------------- ----------
Dennis Murray   (1)     $38,000        $10,000  $23,100        --                --                --          $ 71,100
--------------------- ----------- ----------- ---------- ---------------- ----------------- ----------------- ----------
Bernard Puckett (1)     $38,000        $10,000     --          --                --                --          $ 48,000
--------------------- ----------- ----------- ---------- ---------------- ----------------- ----------------- ----------
Michael Levin   (2)     $17,000        $10,000     --          --                --                --          $ 27,000
--------------------- ----------- ----------- ---------- ---------------- ----------------- ----------------- ----------

     (1) Dr. Murray is chair of the audit committee and member of the compensation committee, Mr. Puckett is chair of the compensation committee and member of the audit committee.
     (2) Mr. Levin is the director designate of MetVP and as such all of his director's fees are assigned and paid to MetVP.

Employment Agreements

     On August 22, 2007, the Board ratified and approved the Services Agreement with its Chairman and Chief Executive Officer, effective June 1, 2007 for a term ending on December 31, 2010. The agreement calls for compensation of $20,000 per month (with a 10% increase on each annual anniversary subject to approval of the Company's Compensation Committee and based on performance of the Company), a one-time grant of 100,000 shares of restricted common stock and the granting of 10,000 shares of restricted common stock per month commencing with the execution of the Agreement and ending on December 1, 2010. The fair value of the stock grants is $1,193,000 based on the closing price of the shares on the grant date. During the years ended December 31, 2008 and 2007, the Company issued 120,000 shares valued at $270,000 and 170,000 shares valued at $383,000, respectively, as compensation expense related to the services agreement. The agreement further provides for: reimbursement of certain expenses; living and travel expenses approximating $11,000 per month; and certain severance benefits in the event of termination prior to the expiration date.

     On August 22, 2007, the Board ratified and approved an amendment to the Services Agreement with its Executive Vice President and Chief Operating
Officer, for a term ending on December 31, 2010. The agreement calls for compensation of $15,500 per month, a $25,000 cash bonus paid upon execution of the Agreement, and the granting of 5,000 shares of restricted common stock per month commencing on August 1, 2008 and ending on December 31, 2010. The fair value of the stock grants is $326,000 based on the closing price of the shares on the grant date and is being amortized over the contract period. During the years ended December 31, 2008 and 2007 the Company recorded $97,875 and $33,000, respectively, as compensation expense related to the stock grant. The agreement further provides for reimbursement of certain expenses and severance benefits in the event of termination prior to the expiration date.

     On August 22, 2007, the Board ratified and approved an amendment to the Services Agreement with its Executive Vice President and Chief Technology
Officer, for a term ending on December 31, 2010. The agreement calls for compensation of $16,500 per month, a $25,000 cash bonus paid upon execution of the Agreement, and the granting of 5,000 shares of restricted common stock per month commencing on August 1, 2008 and ending on December 31, 2010. The fair value of the stock grants is $326,000 based on the closing price of the shares on the grant date and is being amortized over the contract period. During the years ended December 31, 2008 and 2007 the Company recorded $97,875 and $33,000, respectively, as compensation expense related to the stock grant. The agreement further provides for reimbursement of certain expenses and severance benefits in the event of termination prior to the expiration date.

     On December 12, 2007, the Board ratified and approved an amendment to the Services Agreement with its Chief Financial Officer, for a term ending on December 31, 2009. The agreement calls for compensation of $14,583 per month, and the granting of 2,500 shares of restricted common stock per month commencing on December 1, 2007 and ending on December 31, 2009. The fair value of the stock grants is $116,000 based on the closing price of the shares on the grant date and is being amortized over the contract period. During the years ended December 31, 2008 and 2007 the Company recorded $55,500 and $5,000, respectively, as compensation expense related to the stock grant. The agreement further provides for reimbursement of certain expenses and severance benefits in the event of termination prior to the expiration date.

     The Company entered into an employment services agreement with the former Executive Vice President of Sales and Marketing on August 1, 2006. The term of the agreement is for two years and provides for base compensation of $144,996 per year for each year of the agreement plus $2,500 per month payable in common stock of the Company. In addition the agreement provides for commissions from 3% to 5% of the net revenue received on certain accounts. The Executive Vice President of Sales and Marketing was previously granted options to purchase 175,000 restricted common shares at the exercise price of $0.65 per share. The options vest at the rate 20% at the grant date and the balance in equal monthly amounts over the three years from September 1, 2005. The employment agreement was extended on a month to month basis through 2008.

                                     EXPERTS

     The consolidated financial statements of Direct Insite Corp. as of December 31, 2008 and 2007, and for each of the two years in the period ended December 31, 2008, included in this prospectus have been audited by Marcum & Kliegman LLP, an independent registered public accounting firm, as stated in its reports appearing herein. These consolidated financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of common stock being offered hereby will be passed on for us by Beckman, Lieberman & Barandes, LLP.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission as required by federal law. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities Exchange Commission Investors may read and copy any of these reports, statements, and other information at the SEC's public reference room located at 100 F. Street, N.E,, , Washington, D.C., 20549, or any of the SEC's other public reference rooms. Investors should call the SEC at l-800-SEC-0330 for further information on these public reference rooms upon payment of the fees prescribed by the Securities Exchange Commission. These SEC filings are also available free at the SEC's web site at www.sec.gov.

     This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted to comply with the rules and regulations of the Securities Exchange Commission. For further information, please see the registration statement in its entirety.

                      DIRECT INSITE CORP. AND SUBSIDIARIES

                                    CONTENTS
--------------------------------------------------------------------------------





                                                                            Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                     F-1


FINANCIAL STATEMENTS
  Consolidated Balance Sheets                                               F-2
  Consolidated Statements of Income                                         F-4
  Consolidated Statement of Shareholders' Equity (Deficiency)               F-5
  Consolidated Statements of Cash Flows                                     F-7


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                            F-8 - F-26

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

To the Audit Committee of the
Board of Directors and Shareholders of
Direct Insite Corp.


We have audited the accompanying consolidated balance sheets of Direct Insite Corp. and Subsidiaries (the "Company") as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in shareholders' equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2008 and 2007 and the consolidated results of its operations and its cash flows for the years then ended in conformity with United States generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for common stock warrants in accordance with FASB Staff Position ("FSP") EITF 00-19-2, "Accounting for Registration Payment Arrangements" on January 1, 2007.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP
Melville, NY
March 26, 2009

                      DIRECT INSITE CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                           December 31, 2008 and 2007

--------------------------------------------------------------------------------------------------------------------
                                     ASSETS
                                     ------
                                                                                       2008              2007
                                                                                  ---------------- -----------------

CURRENT ASSETS
 Cash and cash equivalents                                                           $       980        $   2,184
 Accounts receivable, net of allowance for doubtful accounts of
  $0 in 2008 and 2007                                                                      1,951            1,486
 Prepaid expenses and other current assets                                                   162              135
                                                                                       ---------        ---------

       Total Current Assets                                                                3,093            3,805


PROPERTY AND EQUIPMENT, Net                                                                  649              443

DEFERRED TAX ASSET                                                                         2,867               --

OTHER ASSETS                                                                                 271              274
                                                                                       ---------        ---------

       TOTAL ASSETS                                                                    $   6,880        $   4,522
                                                                                       =========        =========

The accompanying notes are an integral part of these consolidated financial statements.

                      DIRECT INSITE CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                           December 31, 2008 and 2007

----------------------------------------------------------------------------------------------------------------------
               LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
               -------------------------------------------------
                                                                                            2008            2007
                                                                                       --------------- ---------------
CURRENT LIABILITIES
-------------------
 Accounts payable and accrued expenses                                                    $   1,802       $   1,839
 Current portion of capital lease obligations                                                     6              36
 Current portion of notes payable                                                               172              84
 Deferred revenue                                                                                75             123
 Dividends payable                                                                              124           3,336
                                                                                        -----------     -----------

       Total Current Liabilities                                                              2,179           5,418

OTHER LIABILITIES
-----------------
 Capital lease obligations, net of current portion                                                7              14
 Notes payable, net of current portion                                                          274             135
                                                                                        -----------     -----------

       TOTAL LIABILITIES                                                                      2,460           5,567
                                                                                        -----------     -----------

COMMITMENTS AND CONTINGENCIES
-----------------------------

SHAREHOLDERS' EQUITY (DEFICIENCY)
---------------------------------
  Preferred stock, $0.0001 par value; 2,000,000 shares authorized;
      Series A Convertible Preferred, ) 0 issued and outstanding in 2008 and
      134,680 issued and outstanding in 2007;
      Series B Redeemable Preferred, 974 issued and outstanding in                                --              --
      2008 and 2007; liquidation preference of $974,075;
      Series C Redeemable Preferred, 2,000 issued and                                             --              --
      outstanding in 2008 and 2007; liquidation preference of $2,000,000;                         --              --
      Series D Redeemable Preferred, 100 shares issued and outstanding in
      2008 and 2007,liquidation preference of $100,000;

 Common stock, $.0001 par value; 50,000,000 shares
  authorized; 10,311,968 and 7,115,216 shares issued in
  2008 and 2007, respectively; and 10,272,041 and 7,075,289
  shares outstanding in 2008 and 2007, respectively                                               1               1
 Additional paid-in capital                                                                 116,862         114,961
 Accumulated deficit                                                                       (112,115)       (115,679)
                                                                                        -----------     -----------

                                                                                              4,748            (717)
 Common stock in treasury, at cost; 24,371 shares in 2008
  and 2007                                                                                     (328)           (328)
                                                                                        -----------     -----------

       TOTAL SHAREHOLDERS' EQUITY (DEFICIENCY)                                                4,420          (1,045)
                                                                                        -----------     -----------

       TOTAL LIABILITIES AND SHAREHOLDERS'
       EQUITY (DEFICIENCY)                                                               $    6,880      $    4,522
                                                                                        ===========     ===========

The accompanying notes are an integral part of these consolidated financial statements.

                      DIRECT INSITE CORP. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)

                 For the Years Ended December 31, 2008 and 2007

------------------------------------------------------------------------------------------------------------------
                                                                                          2008            2007
                                                                                       -----------   ------------

REVENUES                                                                               $     9,609   $     10,111
--------                                                                               -----------   ------------

COSTS AND EXPENSES
------------------
 Operations, research and development                                                        3,938          3,698
 Sales and marketing                                                                           984          1,110
 General and administrative                                                                  2,987          2,755
 Amortization and depreciation                                                                 325            332
                                                                                       -----------   ------------

       TOTAL OPERATING EXPENSES                                                              8,234          7,895
                                                                                       -----------   ------------


       OPERATING INCOME                                                                      1,375          2,216
                                                                                       -----------   ------------

OTHER EXPENSE (INCOME)
----------------------
Interest expense, net                                                                           38             97

Other (income) expense, net                                                                     (1)            (8)
                                                                                       -----------   ------------

         TOTAL OTHER EXPENSE, NET                                                               37             89
                                                                                       -----------   ------------

INCOME BEFORE PROVISION FOR INCOME TAXES                                                     1,338          2,127
----------------------------------------




BENEFIT FROM (PROVISION) FOR INCOME TAXES                                                    2,843            (27)
-----------------------------------------                                              -----------   ------------

NET INCOME                                                                                   4,181          2,100
----------


PREFERRED STOCK DIVIDENDS                                                                     (616)        (1,060)
-------------------------                                                              -----------   ------------

NET INCOME ATTRIBUTABLE TO COMMON
 SHAREHOLDERS                                                                          $     3,565   $      1,040
 ------------                                                                          ===========   ============

BASIC INCOME PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS                             $      0.44   $       0.17
----------------------------------------------------------                             ===========   ============

DILUTED INCOME PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS                           $      0.35   $       0.12
------------------------------------------------------------                           ===========   ============

BASIC WEIGHTED AVERAGE COMMON SHARES OUSTANDING                                              8,075          5,966
-----------------------------------------------                                        ===========   ============

DILUTED WEIGHTED AVERAGE COMMON SHARES OUSTANDING                                           10,787          8,534
-------------------------------------------------                                      ===========   ============

The accompanying notes are an integral part of these consolidated financial statements.

                      DIRECT INSITE CORP. AND SUBSIDIARIES

               CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)

          For the Years Ended December 31, 2008 and 2007 (in thousands)
--------------------------------------------------------------------------------

                                       Preferred Stock
                       -----------------------------------------------
                                                                                  Additional
                                                                                    Paid-in
             Series A     Series B       Series C    Series D      Common stock     Capital     Accum-
                                                                                                ulated   Treasury
          Shares Amount Shares Amount Shares  Amount Shares Amount Shares Amount     Amount     Deficit    Stock     Total
          -------------------------------------------------------------------------------------------------------------------
BALANCE -
 January
 1, 2007   135   $ --       1   $ --       2   $ --     --     $ --  5,253 $  --   $113,185    $(116,756)  $(328)  $(3,899)

Cumulative
 effect of
 change in
 Accounting
 principle                                                                              565           37               602

Common stock
 and warrants
 issued for
 services                                                                5    --         45                             45

Common stock
 issued on
 exercise of
 options and
 warrants                                                              765     1         28                             29

Employee
 stock based
 compensation
 expense                                                               185              564                            564

Common stock
 issued to
 settle
 accrued
 liabilities                                                           767              361                            361

Dividends
 declared,
 preferred
 stock                                                                 100    --        213       (1,060)             (847)

Net income                                                                                         2,100             2,100
           ----   ---    ----- ------    ----  ------- ----    ----- -----  ------- --------    --------  ------   -------
BALANCE -
December
31, 2007    135 $ --        1  $  --      2   $  --     --     $ --  7,075  $  1   $114,961    $(115,679) $ (328) $ (1,045)
           ====   ===    ===== ======    ====  ======= ====    ===== =====  ======= ========    ========  =======  =======

The accompanying notes are an integral part of these consolidated financial statements.

                      DIRECT INSITE CORP. AND SUBSIDIARIES

          For the Years Ended December 31, 2008 and 2007 (in thousands)
--------------------------------------------------------------------------------

                                          Preferred Stock
             ------------------------------------------------------------------   Additional
                                                                                    Paid-in
              Series A     Series B        Series C       Series D    Common Stock  Capital      Accumulated Treasury
           Shares Amount Shares Amount   Shares Amount Shares Amount Shares Amount   Amount        Deficit     Stock  Total
           -------------------------------------------------------------------------------------------------------------------
BALANCE -
 December
 31, 2007   135  $ --       1    $ --       2  $ --     --    $ --  7,075 $   1    $ 114,961        $(115,679) $(328) $(1,045)

Common stock
 issued on
 conversion
 of Convert-
 ible Pre-
 ferred
 Stock     (135)                                                    1,347    --

Common stock
 issued on
 exercise
 of options
 and warrants                                                       1,561    --         1,208                           1,208

Employee stock
 based
 compensation
 expense                                                              203                625                             625

Common stock
 issued to
 settle
 accrued
 liabilities                                                           86                 68                              68

Dividends
 declared,
 preferred
 stock                                                                                                  (617)           (617)

 Net income                                                                                            4,181           4,181
            ---- ---- ------- ------- ------ ------ ------ ------- ------ ----- ------------  -------------- ------ ---------
BALANCE -
 December
 31, 2008    --  $ --       1    $ --     2 $    --     -- $   --  10,272     1    $ 116,862       $(112,115) $(328) $ 4,420
            === ===== ======= ======= ===== ======= ====== ======= ====== ===== ============  =============== ===== =========

The accompanying notes are an integral part of these consolidated financial statements.

                      DIRECT INSITE CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                 For the Years Ended December 31, 2008 and 2007

-------------------------------------------------------------------------------------------------------------------------

                                                                                           2008              2007
                                                                                     ----------------- ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
 Net income                                                                                  $ 4,181           $ 2,100
 Adjustments to reconcile net income
  to net cash provided by operations:
   Amortization and depreciation:
     Property and equipment                                                                      323               329
     Other                                                                                         2                 3
    Deferred taxes                                                                            (2,867)
    Stock based compensation expense                                                             625               609

  Changes in operating assets and liabilities:
    Accounts receivable                                                                         (465)              513
    Prepaid expenses and other current assets                                                    (26)                4
    Other assets                                                                                  --                 3
    Accounts payable and accrued expenses                                                        198               135
    Deferred revenue                                                                             (48)             (441)
                                                                                        -------------    --------------

       NET CASH PROVIDED BY  OPERATING ACTIVITIES                                       $      1,923      $      3,255
                                                                                        -------------    --------------

CASH FLOWS USED IN INVESTING ACTIVITIES
---------------------------------------
 Expenditures for property and equipment                                                 $      (233)      $      (202)
                                                                                        -------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
  Proceeds from issuance of shares on exercise of options and warrants                           428                28
  Payment of dividends on preferred stock                                                     (3,154)               --
  Repayment of short-term revolving loans, net                                                    --              (481)
  Repayment of long-term debt                                                                   (130)              (68)
  Repayments of lines of credit                                                                   --              (586)
  Repayments of capital lease obligations                                                        (38)              (57)
                                                                                        -------------    --------------

       NET CASH USED IN FINANCING ACTIVITIES                                                  (2,894)           (1,164)
                                                                                        -------------    --------------


       NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                   (1,204)            1,889

CASH AND CASH EQUIVALENTS - Beginning                                                          2,184               295
------------------------                                                                -------------    --------------

CASH AND CASH EQUIVALENTS - Ending                                                        $      980      $      2,184
-------------------------                                                               =============    ==============

The accompanying notes are an integral part of these consolidated financial statements.

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - Nature of Business
         ------------------

Direct Insite Corp. and subsidiaries (the "Company"), primarily operate as a Software as a Service provider ("SaaS"), that markets an integrated transaction based "fee for service" offering called Invoices On-Line (IOL), an electronic invoice presentment and payment (EIP&P) service that processes high volumes of transactional data for invoice presentment purposes delivered via the Internet on a global basis. The Company operates redundant data centers in Hauppauge, New York and Santa Clara, California.

As described in Note 14, the Company has two major customers that accounted for approximately 89% and 97% of the Company's revenue for the years ended December 31, 2008 and 2007, respectively. Loss of either of these customers would have a material adverse effect on the Company.

NOTE 2 - Significant Accounting Policies
         -------------------------------

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of Direct Insite Corp. and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition
-------------------

The Company records revenue in accordance with Statement of Position ("SOP") 81-1 "Accounting for Performance of Construction-Type and Certain Production Type Contracts", issued by the American Institute of Certified Public Accountants and SEC Staff Accounting Bulletin Topic 13 "Revenue Recognition in Financial Statements." In some circumstances, the Company enters into arrangements whereby the Company is obligated to deliver to its customer multiple products and/or services (multiple deliverables). In these transactions, in accordance with the Emerging Issues Task Force ("EITF") Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables", the Company allocates the total revenue to be earned among the various elements based on their relative fair values. The Company recognizes revenue related to the delivered products or services only if:

o Any undelivered products or services are not essential to the functionality of the delivered products or services;

o Payment for the delivered products or services is not contingent upon delivery of the remaining products or services;

o The Company has an enforceable claim to receive the amount due in the event it does not deliver the undelivered products or services and it is probable that such amount is collectible;

o There is evidence of the fair value for each of the undelivered products or services;

o Delivery of the delivered element represents the culmination of the earnings process.

The following are the specific revenue recognition policies for each major category of revenue.

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued
         -------------------------------

SaaS Services
-------------

The Company provides transactional data processing services through our SaaS software solutions to its customers. The customer is charged a monthly fixed rate on a per transaction basis or a fixed fee based on monthly transaction volumes. Revenue is recognized as the services are performed.

Custom Engineering Services
---------------------------

The Company performs custom engineering services which are single contractual agreements involving modification or customization of our proprietary SaaS software solution. Progress is measured using the relative fair value of specifically identifiable output measures (milestones). Revenue is recognized at the lesser of the milestone amount when the customer accepts such milestones or the percentage of completion of the contract following the guidance of SOP 81-1.

Cost of Revenue
---------------

Cost of revenue in the consolidated statements of operations is presented along with research and development costs and exclusive of amortization and depreciation which is shown separately. Custom Service Engineering costs related to uncompleted milestones are deferred and included in other current assets, when applicable. For the years ended December 31, 2008 and 2007, research and development expenses were approximately $2,593,000, and $2,599,000, respectively.

Property and Equipment
----------------------

Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the terms of the respective leases or the service lives of the related assets, whichever is shorter.

Capitalized lease assets are amortized over the shorter of the lease term or the service life of the related assets.

Software Costs
--------------

Costs associated with the development of software products are generally capitalized once technological feasibility is established. Purchased software technologies are recorded at cost and software technologies acquired in purchase business transactions are recorded at their estimated fair value. Software costs are amortized using the greater of the ratio of current revenue to total projected revenue for a product or the straight-line method over its estimated useful life. Amortization of software costs begins when products become available for general customer release. Costs incurred prior to establishment of technological feasibility are expensed as incurred and are included in
"operations, research and development". No software development costs were capitalized in 2008 and 2007.

Impairment of Long-Lived Assets
-------------------------------

Statement of Financial Accounting Standards ("SFAS"), No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144") requires management judgments regarding the future operating and disposition plans for marginally performing assets, and estimates of expected realizable values for assets to be sold. The Company accounts for its long-lived assets in accordance with FAS 144 for purposes of determining and measuring impairment of its other intangible assets. It is the Company's policy to periodically review the value assigned to its long lived assets, including capitalized software costs, to determine if they have been permanently impaired by adverse conditions. If required, an

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued
         -------------------------------

impairment charge would be recorded based on an estimate of future discounted cash flows. In order to test for recoverability, the Company compared the sum of an undiscounted cash flow projection from the related long-lived assets to the net carrying amount of such assets. Considerable management judgment is necessary to estimate undiscounted future operating cash flows and fair values and, accordingly, actual results could vary significantly from such estimates. No impairment charges were recognized during the years ended December 31, 2008 and 2007, respectively.

Income Taxes
------------

The Company accounts for income taxes using the liability method. The liability method requires the determination of deferred tax assets and liabilities based on the differences between the financial statement and income tax basis of assets and liabilities, using enacted tax rates. Additionally, net deferred tax assets are adjusted by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax assets will not be realized. The Company currently has significant deferred tax assets. SFAS No. 109, "Accounting for Income Taxes ("FAS 109"), requires a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. During the year ended December 31, 2008, the Company reviewed previous positive and negative evidence and also reviewed its expected taxable income for future periods and concluded that it is more likely than not that approximately $2,867,000 of tax benefits related to net operating loss carry-forwards will be utilized in future tax years and, therefore, reduced its valuation allowance during the year ended December 31, 2008 in accordance with APB 28. As a result the Company's effective tax rate for the year ended December 31, 2008 differs from the current statutory rates. In addition, the Company expects to provide a valuation allowance on the remaining future tax benefits until it can sustain a level of profitability that demonstrates its ability to utilize the remaining assets, or other significant positive evidence arises that suggests its ability to utilize the remaining assets. The future realization of a portion of its reserved deferred tax assets related to tax benefits associated with the exercise of stock options, if and when realized, will not result in a tax benefit in the consolidated statement of operations, but rather will result in an increase in additional paid in capital. The Company will continue to re-assess its reserves on deferred income tax assets in future periods on a quarterly basis. The Company has elected the "with and without approach" regarding ordering of windfall tax benefits to determine whether the windfall tax benefit did reduce taxes payable in the current year. Under this approach the windfall tax benefit would be recognized in additional paid-in-capital only if an incremental tax benefit is realized after considering all other benefits presently available.

Earnings per Share
------------------

The Company displays earnings per share in accordance with SFAS No. 128, "Earnings Per Share". SFAS No. 128 requires dual presentation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share include the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

The computation of basic and diluted earnings per share is as follows:

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued
         -------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                             Year ended December 31, 2008 (in thousands except per share amounts)
------------------------------------------------------------- --------------------- --------------------- ---------------------
                                                                   Net Income              Shares              Per Share
                                                                   Numerator            Denominator              Amount
------------------------------------------------------------- --------------------- --------------------- ---------------------
Basic Earnings Per Share:
------------------------------------------------------------- --------------------- --------------------- ---------------------
  Net income attributable to common shareholders                     $3,565                 8,075               $0.44
------------------------------------------------------------- --------------------- --------------------- ---------------------
Effect of dilutive securities:
------------------------------------------------------------- --------------------- --------------------- ---------------------
  Warrants                                                                                    649
------------------------------------------------------------- --------------------- --------------------- ---------------------
  Options                                                                                   1,057
------------------------------------------------------------- --------------------- --------------------- ---------------------
  Restricted stock                                                                             18
------------------------------------------------------------- --------------------- --------------------- ---------------------
  Series A convertible preferred stock                                  221                   988
                                                              ------------------    -------------------
------------------------------------------------------------- --------------------- --------------------- ---------------------
Diluted earnings per share                                           $3,786                10,787               $0.35
                                                              ================      =================
------------------------------------------------------------- --------------------- --------------------- ---------------------

-------------------------------------------------------------------------------------------------------------------------------
                             Year ended December 31, 2007 (in thousands except per share amounts)
------------------------------------------------------------- --------------------- --------------------- ---------------------
                                                                   Net Income              Shares              Per Share
                                                                   Numerator            Denominator              Amount
------------------------------------------------------------- --------------------- --------------------- ---------------------
Basic Earnings Per Share:
------------------------------------------------------------- --------------------- --------------------- ---------------------
  Net income attributable to common shareholders                     $1,040                 5,966               $0.17
------------------------------------------------------------- --------------------- --------------------- ---------------------
Effect of dilutive securities:
------------------------------------------------------------- --------------------- --------------------- ---------------------
  Warrants                                                                                  1,159
------------------------------------------------------------- --------------------- --------------------- ---------------------
  Options                                                                                   1,406
------------------------------------------------------------- --------------------- --------------------- ---------------------
  Restricted stock
                                                                                                3
------------------------------------------------------------- --------------------- --------------------- ---------------------
Diluted earnings per share                                           $1,040                 8,534               $0.12
                                                              ================      ==================
------------------------------------------------------------- --------------------- --------------------- ---------------------

Securities that could potentially dilute basic earnings per share ("EPS") in the future, that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented, consist of the following (shares are in thousands):

     Potential Common Shares                                                                  December 31,
                                                                                    -----------------------------
                                                                                          2008           2007
                                                                                    ---------------- ------------
     Options to purchase common stock                                                      122             --
     Warrants to purchase common stock                                                   1,215            200
     Series A Convertible Preferred Stock                                                   --          1,347
                                                                                       ----------     ----------
     Total Potential Common Shares as of  December 31,                                   1,337          1,547
                                                                                        =========     ==========

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued
         -------------------------------

Cash and Cash Equivalents
-------------------------

The Company considers all investments with original maturities of three months or less to be cash equivalents. The Company has cash deposits in excess of the maximum amounts insured by FDIC at December 31, 2008 and 2007.

Allowance For Doubtful Accounts
-------------------------------

The allowance for doubtful accounts reflects management's best estimate of probable losses inherent in the account receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. Management performs on-going credit evaluations of its customers and adjusts credit limits based upon payment history and the customer's current credit worthiness, as determined by the review of their current credit information. Collections and payments from customers are continuously monitored. While such bad debt expenses have historically been within expectations and allowances established, the Company cannot guarantee that it will continue to experience the same credit loss rates that it has in the past. At December 31, 2008 and 2007, an allowance for doubtful accounts is not provided since, in the opinion of management, all accounts are deemed collectible. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Concentrations and Fair Value of Financial Instruments
------------------------------------------------------

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. Concentrations of credit risk with respect to accounts receivable and revenue are disclosed in
Note 16. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Unless otherwise disclosed, the fair value of financial instruments approximates their recorded value.

Fair Value Measurements
-----------------------

SFAS No. 157, "Fair Value Measurements" ("SFAS 157"), defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 applies to all assets and liabilities that are measured and reported on a fair value basis.

SFAS 157 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1 - Observable  inputs such as quoted  prices in active  markets
Level 2 - Inputs,  other  than the  quoted  prices in active  markets,  that are observable either directly or indirectly
Level 3 - Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued
         -------------------------------

SFAS 157 was effective for fiscal years beginning after November 15, 2007. FASB Staff Position ("FSP") FAS 157-2, "Effective Date of FASB Statement No. 157", delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed in the financial statements on a nonrecurring basis until fiscal years beginning after November 15, 2008. The Company does not have any assets or liabilities measured at fair value on a recurring basis at December 31, 2008; accordingly, the partial adoption of SFAS 157 did not have any impact on the Company's financial statements. The Company will apply the provisions of SFAS 157 to nonfinancial assets and liabilities beginning January 1, 2009 as required by FSP FAS 157-2.

Use of Estimates
----------------

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Disclosures that are particularly sensitive to estimation include revenue recognition, fair value of derivative warrants, stock based compensation, and valuation allowance on deferred tax assets. Actual results could differ from those estimates.

New Accounting Pronouncements
-----------------------------

In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115" ("SFAS No. 159"), which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. The Company has not elected to use the fair value method for any financial assets or liabilities and therefore SFAS 159 did not have an effect on the Company's consolidated financial position or results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 141R, "Business Combinations" ("SFAS 141R"), which replaces SFAS No. 141, "Business Combinations." SFAS 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including non-controlling interests, contingent consideration, and certain acquired contingencies. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R will be applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R would have an impact on accounting for any businesses acquired after the effective date of this pronouncement.

In December 2007, the FASB issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51" ("SFAS 160").

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued
         -------------------------------

SFAS 160 establishes accounting and reporting standards for the non-controlling interest in a subsidiary (previously referred to as minority interests). SFAS 160 also requires that a retained non-controlling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. Upon adoption of SFAS 160, the Company would be required to report any non-controlling interests as a separate component of stockholders' equity. The Company would also be required to present any net income allocable to non-controlling interests and net income attributable to the stockholders of the Company separately in its consolidated statements of operations. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 shall be applied prospectively. SFAS 160 would have an impact on the presentation and disclosure of the non-controlling interests of any non wholly-owned businesses acquired in the future.

In March 2008, the FASB issued SFAS 161, "Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133", which amends and expands the disclosure requirements of SFAS 133 to require qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This statement will be effective for the Company beginning on January 1, 2009. The adoption of this statement will change the disclosures related to derivative instruments held by the Company, if any.

In June 2008, the FASB ratified EITF No. 07-5, "Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity's Own Stock" ("EITF 07-5"). EITF 07-5 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early application is not permitted. The Company is assessing the potential impact of this EITF 07-5 on the consolidated financial condition and results of operations.

Stock Options and Similar Equity Instruments
--------------------------------------------

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No, 123(Revised 2004), "Share-Based Payment", ("SFAS 123(R)"), using the modified-prospective-transition method to account for stock based compensation. Non-employee stock based compensation is accounted for using the provisions of EITF 96-18. As a result, for the year ended December 31, 2008 the Company recorded $625,000 in stock based compensation expense for the fair value of stock based compensation of which $87,000 related to stock options granted to employees, and $538,000 related to restricted stock grants. For the year ended December 31, 2007, the Company recorded $609,000 in stock based compensation expense for the fair value of stock based compensation of which $81,000 related to stock options granted to employees, $452,000 related to restricted stock grants, and $35,000 related to warrants issued in exchange for services. At December 31, 2008, there was approximately $1,012,000 of total unrecognized stock based compensation costs, which is expected to be recognized over a weighted average period of 1.9 years.

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - Change in Accounting Principle
         ------------------------------

Prior to January 1, 2007 the Company, under the provisions of EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", was required to record the warrants issued in conjunction with a bridge loan as a derivative liability at fair value on the date of issuance due to the registration payment arrangements included in the financing and warrant agreements. At December 31, 2006 the fair value of the warrant liability was $602,000. In January 2007, the Company changed the method of accounting following the guidance of FSP EITF 00-19-2 which provides that the contingent obligation to make future payments under a registration payment arrangement should be accounted for as a separate agreement in accordance with FASB Statement No. 5, Accounting for Contingencies. As a result the warrant liability at issuance of $565,000 was reclassified to Additional Paid In Capital based on its original fair value and the cumulative effect of the change in accounting principle of $37,000 was recorded as a credit to accumulated deficit. The cumulative effect upon adoption of FSP EITF 00-19-2 is summarized below (in thousands):

Accumulated deficit - December 31, 2006                               $(116,756)
   Cumulative effect of the change in accounting principle                   37
                                                                      ----------
Accumulated deficit - January 1, 2007                                 $(116,719)
                                                                      ==========
NOTE 4 - Accounts Receivable and Short-term Revolving Loans
         --------------------------------------------------

On May 31, 2007, the Company renewed an Accounts Receivable Line of Credit with a Bank, whereby the Company from time to time could assign some of their accounts receivable to the Bank on a full recourse basis. Upon specific invoice approval, an advance of 80% of the underlying receivable is provided to the Company. The remaining balance (20%), less finance charges equal to the prime rate plus 2.00% per month (9.25% at December 31, 2007), is paid to the Company once the customer has paid. The maximum amount of all assigned receivables outstanding at any time could not exceed $1.5 million. The Company paid a facility fee of $15,000 for the renewal and the agreement expired and was not renewed on May 30, 2008. A December 31, 2007, the Company had no accounts receivable assigned to the Bank and had no advances from the Bank.

In May 2004, the Company entered into an Agreement with DIRI Rec Fund LLC (the "Rec Fund") whereby the Company could assign certain accounts receivable on a full recourse basis to the Rec Fund as security for advances (loans). The Rec Fund was established solely to advance funds to the Company upon the assignment of receivables. The Rec Fund was administered by a third party trustee. Certain shareholders of the Company and a former Director of the Company, were the principal investors in the Rec Fund. Under the Agreement, the Company paid interest at the rate of one (1) percent per month on the maximum purchase amount (as defined in the agreement) of the Rec Fund and paid the administrative costs of the Rec Fund which approximated $12,000 per year. At December 31, 2007 the Company had repaid all advances received from the Rec Fund and the Agreement was terminated.

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - Property and Equipment
         ----------------------
Property and equipment consist of the following:

                                                                                December 31,            Useful life
                                                                            2008            2007          in Years
                                                                        -------------- --------------- --------------
                                                                               (in thousands)
       Computer equipment and purchased software                              $ 3,815        $ 3,287               3
       Furniture and fixtures                                                      58             58             5 - 7
                                                                             --------       --------
                                                                                3,873          3,345
       Less: accumulated deprecation and amortization                          (3,224)        (2,902)
                                                                              -------        -------

             Property and Equipment, Net                                     $    649       $    443
                                                                             ========       ========

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2008 and 2007 was $322,000 and $329,000, respectively, which includes amortization of equipment under capital leases of $13,000 and $35,000 for the years ended December 31, 2008 and 2007, respectively. The costs and net book value of equipment under capital leases is stated in Note 7.

NOTE 6 - Accounts Payable and Accrued Expenses
         -------------------------------------

Accounts payable and accrued expenses consist of the following:

                                                                   December 31,
                                                              2008             2007
                                                       ----------------------------------
                                                                  (in thousands)
       Trade accounts payable                                $  491            $  456
       Sales taxes payable                                      539               539
       Accrued board fees                                       465               644
       Other accrued expenses                                   307               200
                                                            -------           -------
                                                             $1,802            $1,839
                                                             ======            ======

NOTE 7 - Debt
         ----

Capitalized lease obligations

The Company has equipment under capital lease obligations expiring at various times through January 2011. The assets and liabilities under capital leases are recorded at the lower of the present values of the minimum lease payments or the fair values of the assets.

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - Debt (continued)
         ---------------

As of December 31, 2008 minimum future payments under these capital leases are:

                       Year Ending
            ---------------------------------------
                                                      (in thousands)
                           2009                          $    9
                           2010                               7
                                                         ---------
               Total minimum lease payments                  16
             Less: amounts representing interest             (3)
                                                         ---------
               Net minimum lease payments                    13
             Current portion                                  6
                                                         ---------
             Long term portion                           $    7
                                                         =========

The interest rates pertaining to these capital leases and notes range from 12.3% to 15.3%. The gross value and the net book value of the related assets is approximately $38,000 and $18,000 at December 31, 2008, respectively, and $135,000 and $28,000 at December 31, 2007, respectively.

Notes payable
-------------

At December 31, 2008 and 2007, notes payable consist of $446,000 and $219,000, respectively, of borrowings for the purchase of equipment. These notes bear interest at rates ranging from 8.80% to 10.3% per year and mature through September 2012. The notes are collateralized by the equipment purchased with net book values of $396,000 and $187,000, at December 31, 2008 and 2007,
respectively.

As of December 31, 2008 future principal payments under these notes are:

                       Year Ending
            ---------------------------------------
                                                        (in thousands)
                           2009                          $   172
                           2010                              164
                           2011                              108
                           2012                                2
                                                         ----------
                           Total payments                    446
             Current portion                                 172
                                                         ----------
             Long term portion                           $   274
                                                         ==========

NOTE 8 - Shareholders' Equity
         --------------------

Preferred Stock
---------------

The Company has 2,000,000 authorized preferred shares of which 3,074 and 137,754 were issued and outstanding at December 31, 2008 and 2007, respectively, as follows:

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Shareholders' Equity, continued
         -------------------------------

Series A Convertible Preferred Stock
------------------------------------

The Company had issued 134,680 shares of Series A Convertible Preferred Stock ("Series A Preferred") to Metropolitan Venture Partners II L.P. ("MetVP"). Each share of Series A Preferred is convertible into 10 shares of common stock of the Company. Under the terms of the Series A Preferred the shares automatically convert to common shares under certain events with a final automatic conversion date of September 25, 2008. The holders of the Series A Preferred ("the Holders") are entitled to dividends, on a cumulative basis, at the rate of 9-1/2% per annum, compounded quarterly and payable on February 1, 2005 and September 25, 2005. The Holders have certain demand and piggyback registrations rights for the Common Stock issuable upon conversion of the Series A Preferred. The payment of the first dividend was originally scheduled for September 25, 2004, however, the Company and the Holders agreed to defer this payment until February 1, 2005. As consideration for the deferral of the dividend payment, the Company agreed to pay the Holders a premium of 7.5% of the dividend. In May 2004, the Company and the Holders further agreed to grant the Company the right, in its sole discretion, to defer the payment of the dividend scheduled to be paid on February 1, 2005 until February 1, 2006. In the event the Company elected to pay the dividend on February 1, 2006 the Holders would receive a premium of $129,000. Also, the Company and the Holders further agreed to grant the Company the right, in its sole discretion, to defer the payment of the dividend scheduled to be paid on September 25, 2005 until February 1, 2006. As a result of this deferment, the Company agreed to pay a premium of $26,000. The holders of Series A Preferred had preference in the payment of dividends and, in the event of liquidation, to all classes of capital stock of the Company except for the Series B and C Preferred Stock. Certain issues had arisen concerning the Company's obligation to accumulate and pay dividends on the Series A Preferred beyond September 25, 2005. On November 21, 2007, the Company and MetVP entered into an agreement resolving certain disputes which had arisen with respect to the payment of dividends and interest to MetVP. The Agreement provides that, in addition to the undisputed sum of approximately $1,406,000, the Company will be paying an additional $500,000 through September 25, 2008 in consideration of past, present and future dividend and interest payments through that date. All payments are conditioned upon there being funds legally available for such payments when due. The agreement further provided for the issuance to MetVP of 100,000 restricted shares of the Company's common stock. These shares were issued in November 2007 and had a fair value based on the closing stock price on the date of issuance of $213,000 which was recorded as a dividend during the fourth quarter of 2007. At December 31, 2007, there was $1,685,000 of dividends accrued and unpaid for Series A Preferred Holders. During the year ended December 31, 2008 the Company paid dividends totaling $1,906,000 which was all of the dividends due on the Series A Preferred Stock through September 25, 2008 and on September 25, 2008 all of the Series A Preferred Stock was converted into 1,346,800 restricted common shares.

Series B Redeemable Preferred Stock
-----------------------------------

The Company has issued 974 Series B Preferred shares at $1,000 per share in exchange of $974,000 of outstanding debt. The Company's Chairman and current Chief Executive Officer holds 266 shares, Markus & Associates (an affiliate of SJ, Note 10) holds 208 shares, and Tall Oaks holds 500 shares.

Each of the Preferred Stock - B shares is entitled to mandatory dividends, payable quarterly, commencing on the first day of the calendar quarter after the date of issuance, at the rate of 12% per annum. Additionally, the Preferred Stock - B shares were redeemable, at the sole option of the Company, on or after March 31, 2005 (or prior to March 31, 2005 with the consent of majority-in-interest holders of Preferred Stock - B shares). Upon redemption, the holders of the Preferred Stock - B shall be entitled to receive, for each share of Preferred Stock - B outstanding, an amount equal to the price per share

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Shareholders' Equity, (continued)
         ----------------------

plus accrued and unpaid dividends. During the year ended December 31, 2008, the Company paid dividends of $860,000 to the holders of the Series B Preferred Stock. As of December 31, 2008 and 2007, there were $29,000 and $773,000, respectively, in dividends payable to the Preferred Stock - B holders. The holders of Series B Preferred have preference in the payment of dividends and, in the event of liquidation, to all classes of capital stock of the Company before the Series A, C and D Preferred Stock.

Series C Redeemable Preferred Stock
-----------------------------------

The Company has issued 2,000 shares of its non-voting Series C Redeemable Preferred Stock ("Preferred Stock - C"). The holders of Preferred Stock - C are entitled to dividends at the rate of 9-1/2% per annum, payable quarterly in arrears beginning October 1, 2005. The Company has the option to redeem issued shares of Preferred Stock - C, in whole or in part, at any time, with the redemption price equal to the purchase price plus accrued and unpaid dividends. For each share of Preferred Stock - C purchased, each investor received a Warrant to purchase the number of shares of the Company's common stock equal to the exchange ratio of $1,000 of price per share ("Price Per Share") divided by 123% of the closing price per share of the Company's common stock on the trading day immediately prior to the date of issuance of the Warrant. Certain officers, directors and affiliates hold 1,470 shares of the Preferred Stock - C. As of December 31, 2008 and 2007, 946,214 and 1,990,779 warrants were outstanding, respectively, in connection with the issuances of Preferred Stock - C. The remaining warrants expire in 2009 and have exercise prices ranging from $0.86 to $1.85 per common share. The holders of Series C Preferred have preference in the payment of dividends and, in the event of liquidation, to all classes of capital stock of the Company except for the Series B Preferred Stock. During the year ended December 31, 2008, the Company paid dividends of $1,062,000 to holders of the Series C Preferred Stock. As of December 31, 2008 and 2007, there were $48,000 and $844,000, respectively, in dividends accrued for the Preferred Stock
- C holders.

Series D Redeemable Preferred Stock
-----------------------------------

The Board of Directors authorized the issuance of up to 1,500 shares of Series D Redeemable Preferred Stock ("Series D Preferred") at $1,000 per share. The holders of Series D Preferred are entitled to dividends, on a cumulative basis, at the rate of 9-1/2% per year, compounded and payable quarterly beginning on April 1, 2006. The holders of Series D Preferred have preference in the payment of dividends and, in the event of liquidation, to all classes of capital stock of the Company except for the Series A, B and C Preferred Stock. As of December 31, 2008 and 2007, 100 shares of Series D Preferred had been sold and the Company received proceeds of $100,000. The buyer was issued warrants to purchase 90,909 common shares at an exercise price of $2.03 per share in conjunction with the sale. At December 31, 2008 and 2007 there were $48,000 and $34,000, respectively, of dividends accrued and unpaid for Series D Preferred Holders. In January 2009, the Company paid $48,000 of dividends to the holder of the Series D Preferred Stock.

Based on the advice of legal counsel, management believes the Company may only pay dividends to the extent it has a surplus or current earnings pursuant to Delaware General Corporate Law.

Dividends included in net income attributable to common shareholders for the years ended December 31, 2008 and 2007 were:

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Shareholders' Equity, (continued)
         --------------------

---------------------------------------- ----------------------------------------- -----------------------------------
            Preferred Stock                                2008                                   2007
            ---------------                                ----                                   ----
---------------------------------------- ----------------------------------------- -----------------------------------
Series A                                                $ 221,000                             $  553,000
---------------------------------------- ----------------------------------------- -----------------------------------
Series B                                                $ 117,000                             $  240,000
---------------------------------------- ----------------------------------------- -----------------------------------
Series C                                                $ 265,000                             $  255,000
---------------------------------------- ----------------------------------------- -----------------------------------
Series D                                                $  13,000                             $   12,000
                                                        ---------                             ----------
---------------------------------------- ----------------------------------------- -----------------------------------
Total                                                   $ 616,000                             $1,060,000
                                                        =========                             ==========
---------------------------------------- ----------------------------------------- -----------------------------------

Common Stock, Options, Stock Grants and Warrant Issuances
---------------------------------------------------------

Year Ended December 31, 2008
----------------------------

During the year ended December 31, 2008 the Company issued 935,165 registered shares of common stock, 2,261,587 unregistered shares of common stock and 75,000 options to purchase common shares as follows:

     o 812,010 common shares on exercise of options and warrants to Met VP in lieu of cash payment of dividends on preferred stock of $591,000;

     o 1,346,800 common shares to Met VP on conversion of the Series A Convertible Preferred Stock;

     o 213,950 common shares on exercise of warrants for which the Company received proceeds of $200,000;

     o 360,000 common shares to the Chief Executive Officer on exercise of options for which the Company received proceeds of $249,000 and in addition, settlement of accrued liabilities of $169,000 were used to reduce the proceeds to exercise the options;

     o    175,165 common shares on the cashless exercise of options;

     o 120,000 common shares to the Chief Executive Officer for compensation under his employment agreement (Note 12). The Company recorded $270,000 of stock based compensation related to the issuance of the restricted stock;

     o 84,775 common shares, valued at $83,000 based on the closing price of the shares on the date earned, to the Vice President Sales and Marketing under his employment agreement;

     o 32,500 common shares to the Chief Financial Officer for compensation under his employment agreement (Note 12). The Company recorded $56,000 of stock based compensation related to the issuance of the restricted stock;

     o 25,000 common shares to the Chief Operating Officer for compensation under his employment agreement (Note 12). The Company recorded $98,000 of stock based compensation related to the issuance of the restricted stock;

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Shareholders' Equity, (continued)
         ---------------------

     o 25,000 common shares to the Chief Technology Officer for compensation under his employment agreement (Note 12). The Company recorded $98,000 of stock based compensation related to the issuance of the restricted stock;

     o 1,552 common shares to an employee valued at $3,000 based on the closing price of the shares on the date earned for services in 2007;

     o 75,000 options to purchase common shares to certain directors of the Company.

During the year ended December 31, 2008, the Company recorded $625,000 as stock based compensation expense for the vesting of options and restricted stock grants with the offset to additional paid-in-capital.

The 75,000 options issued have an exercise price of $1.50 per share (the trading prices of the shares at the date of the grant) and have a fair value at the date of the grant of $69,000. The valuation was determined using the Black-Scholes method. The key assumptions used were an expected volatility based on historical volatility of 98.1%, dividend rate of 0%, a risk free interest rate of 1.9%, and expected life of 3 years using the simplified method to determine expected life.

Year Ended December 31, 2007
----------------------------

During the year ended December 31, 2007 the Company issued 764,580 registered shares of common stock, 1,057,325 unregistered shares of common stock and 80,000 options to purchase common shares as follows:

     o    646,176 common shares on exercise of warrants on a cashless basis;

     o 25,000 common shares stock on exercise of options for which the Company received proceeds of $28,000;

     o    93,404 common shares on the cashless exercise of options;

     o 100,000 common shares to MetVP pursuant to the settlement agreement related to dividends on the Series A Preferred Stock. The shares were valued at $213,000 based on the closing price of the shares on the date of the agreement;

     o 88,740 common shares, valued at $44,000 based on the closing price of the shares on the date earned, for settlement of accrued directors fees;

     o 659,618 common shares, valued at $307,000 based on the closing price of the shares on the date earned, to certain employees, executives and former employees for accrued compensation related to salary reductions in 2005 and 2006;

     o 170,000 common shares to the Chief Executive Officer for compensation under his employment agreement (Note 12). The shares were valued at $383,000 based on the closing market price of the shares on the date of the grant;

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Shareholders' Equity, (continued)
         ---------------------

     o 35,592 common shares to an employee and a consultant for services valued at $38,000 for services of which 18,720 shares valued at $10,000 were for services in 2006. The shares were based on the closing price of the stock on the date earned;

     o 3,375 common shares to certain employees for bonuses, valued at $7,000 based on the closing market price on the date of the grant;

     o 80,000 options to purchase common shares to certain employees of the Company.

During the year ended December 31, 2007, the Company recorded $564,000 as stock based compensation expense for the vesting of options and restricted stock grants with the offset to additional paid-in-capital. The options issued have exercise prices ranging from $0.61 to $0.95 per share (the trading prices of the shares at the date of the grant) and have a fair value at the date of the grants of $29,000. The valuation was determined using the Black-Scholes method. The key assumptions used were an expected volatility based on historical volatility of 69.0% to 76.7% with a weighted average volatility of 71.7%, dividend rate of 0%, a risk free interest rate of 3.9% to 4.9%, and expected life of 3.25 years using the simplified method to determine expected life.

During the year ended December 31, 2007, the Company amended its employment agreements with certain of the executive officers. Under these agreements certain stock grants were granted to these officers. See Note 12 for a detailed explanation of these grants.

Stock Option Plans
------------------

The Company grants options under multiple stock-based compensation plans that do not differ substantially in the characteristics of the awards. Nonqualified and incentive stock options have been granted to directors, officers and employees of the Company under the Company's Stock Option Plans. Options generally vest over 3 years and expire five years from the date of the grant. At December 31, 2008, 3,454,468 shares were authorized for issuance under the stock option plans. Awards that expire or are cancelled without delivery of shares generally become available for issuance under the plans. The Company issues new shares to satisfy stock option exercises.

The following is a summary of stock option activity for 2008 and 2007, relating to all of the Company's common stock plans (shares are in thousands):

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Shareholders' Equity, (continued)
         ---------------------


                                                               Weighted           Weighted Average            Aggregate
                                                                Average              Remaining                Intrinsic
                                                Shares         Exercise           Contractual Term              Value
                                             (in thousands)      Price               (in years)            (in thousands)
                                            ---------------- -------------- ------------------------- ----------------------
     Outstanding at January 1, 2007               4,604           1.15                 2.1                    $    398
                                                --------          ----                 ---                    --------

      Granted                                        80           0.70
      Exercised                                    (283)          1.32                                        $    237
      Forfeited                                  (1,809)          1.66                                        --------
                                                ---------         ----


     Outstanding at December 31, 2007             2,592           0.77                 2.1                    $  3,433
                                                                  ----                 ---                    --------

      Granted                                        75           1.50
      Exercised                                  (1,385)          0.95                                        $    393
      Forfeited                                  (    5)          0.85                                        --------
                                               ----------         ----

     Outstanding at December 31, 2008             1,277          $0.62                 2.6                    $    661
                                               =========         =====                 ===                    ========
     Exercisable at December 31, 2008             1,240          $0.59                 2.5                    $    661
                                               =========         =====                 ===                    ========

The following table summarizes stock option information as of December 31, 2008:

                                                     Options Outstanding
     ------------------------- ----------------------------- ------------------------ ---------------------------
                                                                Weighted Average
                                    Number Outstanding        Remaining Contractual      Options Exercisable
         Exercise Prices              (in thousands)                  Life                  (in thousands)
     ------------------------- ----------------------------- ------------------------ ---------------------------
     $0.25 to $0.70                     1,155                        2.6 years                  1,155
     ------------------------- ----------------------------- ------------------------ ---------------------------
     $1.50 to $1.75                       122                        2.8 years                     85
                                          ---                        ---                        -----
     ------------------------- ----------------------------- ------------------------ ---------------------------
     Total                              1,277                        2.6 years                   1,240
                                        =====                                                    =====
     ------------------------- ----------------------------- ------------------------ ---------------------------

A total of 7,302,000 and 7,302,000 shares of the Company's common stock are reserved for options, warrants and contingencies at December 31, 2007 and 2006, respectively. The total fair value of options vested during the year ended
December 31, 2008 was $63,000. The weighted average fair value of options granted during the years ended December 31, 2008 and 2007 were $0.92 and $0.36, respectively. At December 31, 2008, there was $9,000 of total unrecognized compensation costs related to stock options granted which is expected to be recognized over a weighted average period of .25 years.

Restricted Stock Grants

A summary of the status of the Company's non-vested stock grants as of December 31, 2008 and 2007 and changes during the years ended December 31, 2008 and 2007 is presented below:

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Shareholders' Equity, (continued)
         ---------------------

------------------------------------------- ----------------------------------- ----------------------------------------------
            Non-vested Shares                          Shares (000)                Weighted-average Grant Date Fair Value
------------------------------------------- ----------------------------------- ----------------------------------------------
Non-vested at January 1, 2008                            710                                      $2.22
------------------------------------------- ----------------------------------- ----------------------------------------------
Granted                                                   22                                      $1.50
------------------------------------------- ----------------------------------- ----------------------------------------------
Vested                                                  (211)                                     $2.15
------------------------------------------- ----------------------------------- ----------------------------------------------
Forfeited                                                 --                                      $0.00
                                            -----------------------------------
------------------------------------------- ----------------------------------- ----------------------------------------------
Non-vested at December 31, 2008                          521                                      $2.21
                                            ==================================
------------------------------------------- ----------------------------------- ----------------------------------------------

The future expected expense for non-vested shares is $1,003,000 and will be recognized on a straight-line basis over the period January 1, 2009 through December 31, 2010.

Warrants
--------

At December 31, 2008, the Company had warrants outstanding to purchase 1,615,036 shares of common stock. The warrants have exercise prices ranging from $0.86 to $2.03 and contracted lives from 5 to 7 years. During the year ended December 31, 2008, 625,960 warrants were exercised and 440,692 warrants expired without being exercised.

NOTE 9 - Income Taxes
         ------------

The Company adopted Financial Accounting Standards Board's Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"), effective January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. FIN 48 is effective for fiscal years beginning after December 31, 2006, and is to be applied to all open tax years as of the date of effectiveness. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. There were no unrecognized tax benefits as of December 31, 2008 and 2007.

The Company has identified its federal tax return and its state tax return in New York as "major" tax jurisdictions, as defined in FIN 48. Based on the Company's evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company's financial statements. The Company's evaluation was performed for tax years ended 2005 through 2008, the only periods subject to examination. The Company believes that its income tax positions and deductions will be sustained upon audit and does not anticipate any adjustments that will result in a material change to its financial position. In addition, the Company did not record a cumulative effect

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - Income Taxes, (continued)
         ------------

adjustment related to the adoption of FIN 48. The Company has elected to classify interest and penalties incurred on income taxes, if any, as income tax expense. No interest or penalties on income taxes have been recorded during the year ended December 31, 2008 and 2007. The Company does not expect its unrecognized tax benefit position to change during the next twelve months. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position. The adoption of FIN 48 did not have a material effect on our consolidated financial position, results of operations or cash flows.

The following table summarizes components of the provision for current and deferred income taxes for the years ended December 31, 2008 and 2007:

                                                                                             December 31,
                                                                                        2008              2007
                                                                                 ---------------- -----------------
                                                                                            (in thousands)
       Current
         Federal                                                                     $         23     $         23
         State and other                                                                        1                4
                                                                                   --------------      -----------

             Total                                                                             24               27
                                                                                   --------------      -----------
       Deferred
         Federal                                                                           (2,465)              --
         State and other                                                                     (402)              --
                                                                                   --------------      -----------
             Total                                                                         (2,867)              --
                                                                                   --------------      -----------

                  Provision for Income Taxes                                            $  (2,843)     $        27
                                                                                   ===============     ===========


The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company's effective tax rate for financial statement purposes for the years ended December 31, 2008 and 2007:

                                                                                               December 31,
                                                                                           2008            2007
                                                                                     ----------------- --------------
       U.S. Federal statutory tax rate                                                       34%               34%
       Permanent items                                                                         1                1
       Change in effective tax rate                                                   ----------------          9
       State taxes
       Decrease in valuation allowance                                                         6                6
                                                                                            (253)             (49)
                                                                                     ----------------- --------------
                                                                                            (212)%              1%
                                                                                     ================= ==============

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - Income Taxes, (continued)
         -------------

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are summarized as follows:

                                                                                                 December 31,
                                                                                             2008             2007
                                                                                     ----------------- ----------------
                                                                                              (in thousands)
       Deferred tax assets
         Net operating loss carryforwards                                                  $ 25,462          $ 27,649
         Tax credit carryforwards                                                               419               759
         Fixed and intangible assets                                                             45                46
         Deferred revenue                                                                        30                49
         Value of stock options and stock compensation                                          223                99
         Unrealized loss on securities                                                          544               544
         Accruals                                                                               210               222
                                                                                         ----------        ----------
                                                                                             26,933            29,368
       Valuation allowance                                                                  (24,066)          (29,368)
                                                                                         ----------        ----------
             Deferred tax assets                                                          $   2,867       $         0
                                                                                         ==========        ==========

At December 31, 2008, the Company has federal and state net operating loss carryforwards ("NOLs") remaining of approximately $72 million and $26 million, respectively, which may be available to reduce taxable income, if any. These NOLs expire through 2025. However, Internal Revenue Code Section 382 rules limit the utilization of NOLs upon a change in control of a company. During 2008, the Company performed an evaluation as to whether a change in control had taken place. Management believes that there has been no change in control as such applies to Section 382. However, if it is determined that a change in control has taken place, either historically or in the future, utilization of its NOLs could be subject to severe limitations, which could have the effect of eliminating substantially all of the future income tax benefits of the NOLs. The NOL carryforward as of December 31, 2008 included approximately $637,000 related to windfall tax benefits for which a benefit would be recorded in additional paid-in-capital when realized.

NOTE 10 - Related Party and Other Transactions
          ------------------------------------

     o The Company has a consulting agreement with DCL Consulting whereby DCL provides quality assurance testing for the Company. In 2008 and 2007 the Company incurred $1,000 and $27,000, respectively, for these services. The spouse of an officer of the Company is owner and principal employee of DCL.

     o The Company received advisory services from Tall Oaks and Lawrence Hite. Tall Oaks is an affiliate of Metropolitan and Lawrence Hite is the principal owner of Tall Oaks. In 2007 the Company incurred costs of $18,000 for such services. The agreement was terminated in 2007.

     o During the year ended December 31, 2006, the Company terminated and settled the consulting agreement with Mountain Meadow Farm and its associates, including SJ Associates (collectively "Mountain Meadow"). As part of the settlement the Company agreed to issue Mountain Meadow 90,638 restricted common shares valued at $34,000 and to pay for the costs of medical, life and certain other insurance through December 31, 2013 with the cost for such insurance not to exceed $200,000 in

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - Related Party and Other Transactions, (continued)
          -------------------------------------

          the aggregate or $50,000 in any 12 month period. At December 31, 2008, the Company has recorded a liability of $99,000 representing the estimated present value of this obligation. Mountain Meadow and its principal employee are shareholders of the Company.

NOTE 11 - Commitments and Contingencies
          -----------------------------

Operating Leases
----------------

Operating leases are primarily for office space, data centers, equipment and automobiles. At December 31, 2008, the future minimum lease payments under operating leases are summarized as follows:

                    Year Ending
                    December 31,                 Amount
                 ---------------------------------------------
                                             (in thousands)
                      2009                       $349
                      2010                        286
                      2011                        216
                                                 ----

                      Total                      $851
                                                 ====

Rent expense approximated $512,000 and $430,000 for the years ended December 31, 2008 and 2007, respectively.

Employment Agreements
---------------------

On August 22, 2007, the Board ratified and approved the Services Agreement with its Chairman and Chief Executive Officer, effective June 1, 2007 for a term ending on December 31, 2010. The agreement calls for compensation of $20,000 per month (with a 10% increase on each annual anniversary subject to approval of the Company's Compensation Committee and based on performance of the Company), a one-time grant of 100,000 shares of restricted common stock and the granting of 10,000 shares of restricted common stock per month commencing with the execution of the Agreement and ending on December 1, 2010. The fair value of the stock grants is $1,193,000 based on the closing price of the shares on the grant date. During the years ended December 31, 2008 and 2007, the Company issued 120,000 and 170,000 shares and recorded $270,000 and $383,000, respectively, as compensation expense related to the services agreement. The agreement further provides for: reimbursement of certain expenses; living and travel expenses approximating $11,000 per month; and certain severance benefits in the event of termination prior to the expiration date.

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - Commitments and Contingencies, (continued)
          ------------------------------


On August 22, 2007, the Board ratified and approved an amendment to the Services Agreement with its Executive Vice President and Chief Operating Officer, for a term ending on December 31, 2010. The agreement calls for compensation of $15,500 per month, a $25,000 cash bonus paid upon execution of the Agreement, and the granting of 5,000 shares of restricted common stock per month commencing on August 1, 2008 and ending on December 31, 2010. The fair value of the stock grants is $326,000 based on the closing price of the shares on the grant date and is being amortized over the contract period. During the years ended December 31, 2008 and 2007, the Company recorded $98,000 and $33,000, respectively, as compensation expense related to the stock grant. The agreement further provides for reimbursement of certain expenses and severance benefits in the event of termination prior to the expiration date.

On August 22, 2007, the Board ratified and approved an amendment to the Services Agreement with its Executive Vice President and Chief Technology Officer, for a term ending on December 31, 2010. The agreement calls for compensation of $16,500 per month, a $25,000 cash bonus paid upon execution of the Agreement, and the granting of 5,000 shares of restricted common stock per month commencing on August 1, 2008 and ending on December 31, 2010. The fair value of the stock grants is $326,000 based on the closing price of the shares on the grant date and is being amortized over the contract period. During the years ended December 31, 2008 and 2007, the Company recorded $98,000 and $33,000, respectively, as compensation expense related to the stock grant. The agreement further provides for reimbursement of certain expenses and severance benefits in the event of termination prior to the expiration date.

On December 12, 2007, the Board ratified and approved an amendment to the Services Agreement with its Chief Financial Officer, for a term ending on December 31, 2009. The agreement calls for compensation of $14,583 per month, and the granting of 2,500 shares of restricted common stock per month commencing on December 1, 2007 and ending on December 31, 2009. The fair value of the stock grants is $116,000 based on the closing price of the shares on the grant date and is being amortized over the contract period. During the years ended December 31, 2008 and 2007, the Company recorded $56,000 and $5,000, respectively, as compensation expense related to the stock grant. The agreement further provides for reimbursement of certain expenses and severance benefits in the event of termination prior to the expiration date.

The Company entered into an employment and consulting agreement with its former President effective January 1, 2003. The agreement was amended on January 1, 2006 and further amended in April 2008. The employment term of the agreement expired June 30, 2006 and is followed by a consulting period which ends March 31, 2010. During the consulting term of the agreement compensation will be $12,000 per month through March 31, 2008 and $6,000 per month for the period April 1, 2008 through March 31, 2010 and duties during the consulting term include consultation with senior executives concerning the Company's respective businesses and operations.

The Company entered into an employment services agreement with the Executive Vice President of Sales and Marketing on August 1, 2006. The term of the agreement is for two years and provides for base compensation of $144,996 per year for each year of the agreement plus $2,500 per month payable in common stock of the Company. In addition the agreement provides for commissions from 3% to 5% of the net revenue received on certain accounts. The Executive Vice President of Sales and Marketing was previously granted options to purchase 175,000 restricted common shares at the exercise price of $0.65 per share. The fair value of the options on the date of the grant was $71,000. The options vest at the rate 20% at the grant date and the balance in equal monthly amounts over the three years from September 1, 2005. The employment agreement was extended on a month to month basis after August 1, 2008.

Future commitments under employment and consulting agreements are:

                           2009             $   871,000
                           2010                 642,000
                                            ------------
                           Total             $1,513,000
                                            ============

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - Consolidated Statements of Cash Flows
          -------------------------------------

Supplemental disclosure of cash flow information for the years ended December 31, 2008 and 2007 is summarized as follows:

                                              Year ended December 31,
                                              2008              2007
                                        ----------------- ------------------
                                                    (in thousands)
     Interest paid                            $   69              $120
                                              ======              ====
     Income taxes paid                        $   24             $  14
                                              ======             =====

Non-cash investing and financing activities for the years ended December 31, 2008 and 2007 are summarized as follows:

                                                                              Year Ended December 31,
                                                                                2008          2007
                                                                           ------------- --------------
                                                                                    (in thousands)
   Dividends accrued                                                            $  616        $  847
                                                                                ========      ======
   Capitalized leases and equipment notes incurred                              $  295        $  119
                                                                                ========      ======
   Stock issued as dividends                                                    $    0        $  213
                                                                                ========      ======
   Reduction in accounts payable, accrued expenses and dividends payable
    upon exercise of options and warrants                                       $  780        $    0
                                                                                ========      ======
   Common stock issued in settlement of liability                               $   68        $    0
                                                                                ========      ======
   Reduction of accrued liability through issuance of debt                      $   62        $    0
                                                                                ========      ======

The Company and its subsidiaries currently operate in one business segment and have, during the years 2008 and 2007, provided two separate products: SaaS Services and Custom Engineering Services. Refer to Note 1 for a detailed description of these products and services. Revenues from these products are as follows:

                                                     Year Ended December 31,
                                                     2008              2007
                                                 -------------- --------------
                                                           (in thousands)
       SaaS fees                                   $  7,935          $ 7,606
       Custom Engineering fees                        1,674            2,505
                                                   ---------         -------
              Total Revenue                        $  9,609          $10,111
                                                   ========          =======

NOTE 14 - Major Customers
          ---------------

For the year ended December 31, 2008, IBM and Electronic Data Systems Corp. ("EDS") accounted for 42% and 47%, respectively, of the Company's revenue. In 2007, IBM and EDS accounted for 51% and 46% of revenue, respectively. Accounts receivable from these two customers at December 31, 2008 and 2007, amounted to $1,583,000 and $1,416,000, respectively. Loss of either of these customers would have a material adverse effect on the Company.

                      DIRECT INSITE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - Subsequent Events
          -----------------

Subsequent to December 31, 2008 the Company issued 319,050 restricted common shares to directors for the payment of $197,000 of accrued directors' fees. Also subsequent to December 31, 2008 the Company issued 95,648 restricted common shares on the exercise of warrants and received proceeds of $100,000.